UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑       Filed by a Party other than the Registrant ☐

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☐         Preliminary Proxy Statement
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UNDER ARMOUR, INC.
(name of the registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
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UNDER ARMOUR, INC.
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 3, 2025

Notice is hereby given that the Annual Meeting of Stockholders of Under Armour, Inc. will be held on Wednesday, September 3, 2025 at 1:00 p.m., Eastern Time, at the company’s office at 2601 Port Covington Drive, Baltimore, Maryland 21230 to consider and vote on the following matters:
1.To elect eleven directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;
2.To approve, on an advisory basis, our executive compensation;
3.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending March 31, 2026; and
4.To vote on a stockholder proposal, if properly presented at the Annual Meeting.
We will also transact any other business that may properly come before the meeting or any adjournment or postponement thereof.
Our Board of Directors recommends that you vote “FOR” the election of the eleven nominees to the Board of Directors listed in the accompanying proxy statement, “FOR” the approval of our executive compensation, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and “AGAINST” the stockholder proposal.
Only holders of record of Class A Common Stock or Class B Common Stock as of the close of business on June 6, 2025 are entitled to notice of, or to vote at, the Annual Meeting and any adjournment or postponement thereof. Holders of Class C Common Stock have no voting power as to any items of business that may properly be brought before the Annual Meeting.
All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of the June 6, 2025 record date, you will be admitted to the meeting if you present a form of photo identification and proof of ownership of Under Armour, Inc. stock. If you own stock beneficially, such as through a bank or broker, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.
Whether or not you intend to attend the Annual Meeting, please vote your shares promptly by following the voting instructions you have received.

By Order of the Board of Directors

Mehri Shadman
Chief Legal Officer and Corporate Secretary
Baltimore, Maryland
June 26, 2025

UNDER ARMOUR, INC. PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, September 3, 2025

GENERAL INFORMATION
This Proxy Statement is being provided to solicit proxies on behalf of the Board of Directors of Under Armour, Inc. for use at the Annual Meeting of Stockholders and any adjournment or postponement thereof. The Annual Meeting is to be held on Wednesday, September 3, 2025, at 1:00 p.m., Eastern Time, at the company’s office located at 2601 Port Covington Drive, Baltimore, MD 21230. We expect to first send or give stockholders this Proxy Statement, together with our Fiscal Year 2025 Annual Report to Stockholders, on June 27, 2025.
Our principal offices are located at 101 Performance Drive, Baltimore, Maryland 21230. In this Proxy Statement, we refer to Under Armour, Inc. as “Under Armour,” “we,” “us,” “our” and “company.” Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
Internet Availability of Proxy Materials
Pursuant to rules of the Securities and Exchange Commission (the “SEC”), we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to holders of our Class A Common Stock and Class B Common Stock. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our Fiscal Year 2025 Annual Report to Stockholders, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
The SEC rules require us to notify all stockholders, including those stockholders to whom we have mailed proxy materials, of the availability of our proxy materials over the Internet.
Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on September 3, 2025
Our Proxy Statement and Fiscal Year 2025 Annual Report to Stockholders are available at
https://about.underarmour.com/en/investors/press-releases--events---presentations/annual-stockholder-meeting.html
Who May Vote
Only holders of record of our Class A Common Stock, which we refer to as Class A Stock, and holders of record of our Class B Convertible Common Stock, which we refer to as Class B Stock, at the close of business on June 6, 2025, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 188,822,726 shares of Class A Stock and 34,450,000 shares of Class B Stock were issued and outstanding. Each share of Class A Stock entitles the holder to cast one vote on each matter to be considered at the Annual Meeting and each share of Class B Stock entitles the holder to cast ten votes on each matter to be considered at the Annual Meeting. Holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters. Stockholders are not allowed to cumulate their votes in the election of the directors. Holders of our Class C Common Stock, which we refer to as Class C Stock, have no voting power as to any items of business that will be voted on at the Annual Meeting.

What Constitutes a Quorum
Stockholders may not take action at a meeting unless there is a quorum present at the meeting. Holders of Class A Stock and Class B Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.
Vote Required
The election of each director requires a plurality of the votes cast at the Annual Meeting. The approval of our executive compensation, the ratification of the appointment of our independent registered public accounting firm and the approval of the stockholder proposal each requires the affirmative vote of a majority of the votes cast at the Annual Meeting.
Voting Process
Shares for which proxies are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of the eleven nominees to the Board of Directors named in this Proxy Statement, “FOR” the advisory approval of our executive compensation, “FOR” the ratification of the appointment of our independent registered public accounting firm and “AGAINST” the stockholder proposal. It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the proxy card will vote in accordance with their discretion with respect to such matters.
The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the stockholder of your shares on the records of our stock transfer agent, you vote your shares directly through one of the methods described below. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you instruct your bank or brokerage firm how to vote your shares through the methods described on the voting instruction form provided by your bank or brokerage firm.
How to Vote
Holders of our Class A Stock and Class B Stock as of the Record Date may vote their shares by one of the following methods.
Internet
To vote your shares by Internet, please visit the website listed on your Notice of Internet Availability of Proxy Materials, or the enclosed proxy card or voting instruction form, and follow the on-screen instructions. You will need the control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. If you vote by Internet, you do not need to mail your proxy card or voting instruction form.
Telephone
If you received a paper proxy card or voting instruction form and would like to vote your shares by telephone, please follow the instructions on the proxy card or voting instruction form. If you vote by telephone, you do not need to mail your proxy card or voting instruction form.
Mail
If you received a paper proxy card or voting instruction form and would like to vote your shares by mail, please follow the instructions on the proxy card or voting instruction form. Please be sure to sign and date your proxy card. If you do not sign your proxy card, your votes cannot be counted. Mail your proxy card or voting instruction form in the pre-addressed, postage-paid envelope.

In Person
You may also attend the Annual Meeting and vote in person. If you are the record holder of your shares and wish to vote your shares at the Annual Meeting, you may request a ballot when you register to enter the meeting and turn in the completed ballot when instructed to do so and before the polls close. In order to obtain a ballot, when entering the meeting, you must present either a brokerage statement or other proper proof of record ownership of shares of our Class A Stock or Class B Stock as of the Record Date. If you own your stock in street name and wish to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You may request a ballot when you register to enter the meeting and turn in the completed ballot when instructed to do so and before the polls close. In order to obtain a ballot, when entering the meeting, you must present a valid legal proxy from a record owner of shares of our Class A Stock or Class B Stock as of the Record Date. You should contact your bank or brokerage account representative to obtain a legal proxy. However, to ensure your shares are represented, we ask that you vote your shares by Internet, telephone or mail, even if you plan to attend the meeting.
Attendance at the Annual Meeting
Holders of our Class A Stock, Class B Stock and Class C Stock may attend the Annual Meeting in person, although holders of Class C Stock will not be entitled to vote on any matter to be considered at the Annual Meeting. If you are the record holder of your shares, you will be required to present a form of photo identification and proof of ownership for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and proof of ownership, such as a recent brokerage statement or a letter from a bank or broker. Directions to the Annual Meeting will be made available prior to the meeting at https://about.underarmour.com/en/investors/press-releases--events---presentations/annual-stockholder-meeting.html.
Revocation
If you are the record holder of your shares, you may revoke or cancel a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of Under Armour at 101 Performance Drive, Baltimore, Maryland 21230, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from the bank or brokerage firm and voting in person at the Annual Meeting. Your attendance at the meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.
Abstentions and Broker Non-Votes
Shares held by stockholders present at the Annual Meeting in person or by proxy who do not vote on a matter and ballots or proxies marked “abstain” or “withheld” on a matter will be counted as present at the meeting for quorum purposes, but will not be considered votes cast on the matter.
If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares under certain circumstances in accordance with the New York Stock Exchange rules governing banks and brokers. These circumstances include “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in this Proxy Statement. Thus, if you do not vote your shares with respect to these matters, your bank or broker may vote your shares on your behalf or leave your shares unvoted. The election of directors, the advisory approval of our executive compensation and the stockholder proposal are not expected to be considered “routine matters.” Thus, if you do not vote your shares with respect to any of these matters, your bank or broker may not vote the shares, and your shares will be left unvoted on the matter. Whether a proposal is considered routine or non-routine is subject to the New York Stock Exchange rules and final determination by the New York Stock Exchange. Even with respect to routine matters, some brokers may choose not to exercise discretionary voting authority. As a result, we urge you to direct your bank or broker how to vote your shares on all proposals to ensure that your vote is counted.

“Broker non-votes” (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from the beneficial owner) will be treated the same as abstentions, which means they will be present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast on the matter. Abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.
Householding
The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This process, referred to as householding, reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record. Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our shares, you may have already received a householding notice from your broker. Please contact your broker directly if you have any questions or require additional copies of the proxy materials. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household and begin receiving multiple copies.
Solicitation of Proxies
We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF SHARES
The following table sets forth certain information known to us regarding the beneficial ownership of shares of our common stock by:
•each current director and nominee for director;
•our named executive officers included in the Fiscal Year 2025 Summary Compensation Table;
•all of our directors and executive officers as a group; and
•each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of Class A Stock.
Except as otherwise set forth in the footnotes below, the address of each beneficial owner is c/o Under Armour, Inc., 101 Performance Drive, Baltimore, Maryland 21230, and, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. Unless otherwise noted, the information is stated as of June 6, 2025, the Record Date for the Annual Meeting. No shares in this table held by our directors or executive officers are pledged as security. The table below does not include restricted stock unit, or RSU, awards with shares issuable more than 60 days from June 6, 2025, stock options exercisable more than 60 days from June 6, 2025, or any RSUs or stock options with performance based vesting conditions that have not yet been satisfied. With respect to our 5% stockholders, the table below does not present their ownership of our Class C Stock due to its non-voting status.

	Class A and Class B Stock		Class C Stock
Beneficial Owner	Beneficially Owned Shares(1)	Percentage of Shares of Class Outstanding(2)	Beneficially Owned Shares(1)	Percentage of Shares of Class Outstanding	Percentage of Voting Power(3)
Kevin A. Plank (4)(5).......................................................	34,631,608	15.5%	18,234,242	8.8%	64.6%
Douglas E. Coltharp (6)(7)..............................................	98,914	*	99,279	*	*
Jerri L. DeVard (6).........................................................	1,200	*	0	*	*
Mohamed A. El-Erian (6)...............................................	11,650	*	3,675	*	*
Carolyn N. Everson (6) .................................................	0	*	0	*	*
Dawn N. Fitzpatrick (6)..................................................	0	*	0	*	*
David W. Gibbs (6)(8).....................................................	0	*	50,000	*	*
Karen W. Katz (6)(9)......................................................	2,000	*	2,014	*	*
Eric T. Olson (6).............................................................	0	*	0	*	*
Eugene D. Smith (6)......................................................	0	*	0	*	*
Robert J. Sweeney (6)..................................................	0	*	0	*	*
Patrick W. Whitesell (6).................................................	0	*	0	*	*
David Bergman (10).......................................................	26,835	*	353,259	*	*
Shawn Curran (11).........................................................	0	*	56,172	*	*
Yassine Saidi (12)..........................................................	0	*	42,782	*	*
Kara Trent (13)...............................................................	0	*	116,132	*	*
Jim Dausch (14).............................................................	0	*	—	*	*
All Executive Officers and Directors as a Group (6)(15)..	34,773,777	15.6%	19,031,702	9.3%	64.7%
5% Stockholders
FMR LLC (16)................................................................	28,317,949	12.7%			5.3%
BlackRock, Inc. (17).......................................................	16,683,083	7.5%			3.1%
The Vanguard Group (18)..............................................	15,284,473	6.9%			2.9%
Dimensional Fund Advisors LP (19)...............................	10,286,593	4.6%			1.9%
Alyeska Investment Group, L.P. (20).............................	9,789,553	4.4%			1.8%

* Less than 1% of the shares.

(1)Includes any stock options exercisable within 60 days of June 6, 2025 or shares issuable within 60 days of June 6, 2025 upon the vesting of RSUs.
(2)The percentage of outstanding figures take into account the 34,450,000 shares of outstanding Class B Stock held, directly or indirectly, by Mr. Plank. These shares of Class B Stock may be converted under certain circumstances, including at the option of Mr. Plank, into shares of Class A Stock. If the shares of Class B Stock are not counted, the percentage of outstanding Class A Stock owned is as follows: Mr. Plank, less than one percent; all executive officers and directors as a group, less than one percent; FMR LLC, 15%; BlackRock, Inc., 8.8%; The Vanguard Group, 8.1%; Dimensional Fund Advisors LP, 5.4%; and Alyeska Investment Group, L.P., 5.2%.
(3)Each share of Class A Stock has one vote, and each share of Class B Stock has ten votes. The percentage of voting power reflects the combined effects of both Class A Stock and Class B Stock. Our Class C Stock is non-voting.
(4)Includes 181,608 shares of Class A Stock beneficially owned by Mr. Plank. Mr. Plank’s shares of Class A Stock are held by a limited liability company controlled by Mr. Plank and he holds sole voting and investment power over these shares. In addition, Mr. Plank beneficially owns 34,450,000 shares of Class B Stock indirectly, of which 29,510,624 shares of Class B Stock are held by two limited liability companies controlled by Mr. Plank and he has sole voting and investment power over these shares. With respect to the remaining 4,939,376 of these shares of Class B Stock, 1,803,400 shares are held by two limited liability companies, the sole member of which is an irrevocable trust of which the trustee is Mr. Plank’s wife and the sole beneficiaries are Mr. Plank’s children. Mr. Plank’s wife has been appointed as the manager of these two limited liability companies, and has voting control and investment power over the shares held by these companies. The remaining 3,135,976 shares of Class B Stock are held by an irrevocable trust, of which Mr. Plank is the grantor and has the ability to replace the trustee. Thomas J. Sippel, a former director of the company, has been appointed trustee of the trust and has voting control over the shares held by the trust and shares investment power with Mr. Plank. Because the 34,450,000 shares of Class B Stock beneficially owned by Mr. Plank, which are all the shares of Class B Stock outstanding, are convertible into shares of Class A Stock on a one-for-one basis under certain circumstances, including at the option of Mr. Plank, he is also deemed to be the beneficial owner of 34,450,000 shares of Class A Stock into which the Class B Stock may be converted.
(5)Includes 1,356,129 stock options for Class C Stock that are currently exercisable. In addition, Mr. Plank beneficially owns an additional 16,878,113 shares of Class C Stock, and as detailed in Note (4) above, Mr. Plank’s wife has investment power over 1,765,845 of these shares, and Mr. Plank shares investment power with the trustee of the trust described in Note (4) over 3,107,880 of these shares. Does not include RSUs for 177,990 shares of Class C Stock.
(6)Does not include deferred stock units, or DSUs, for shares of either Class A Stock or Class C Stock, or RSUs for shares of Class C Stock held by non-management directors. The RSUs will be converted into DSUs for Class C Stock on a one-for-one basis upon vesting. The DSUs will be settled in shares of our Class A Stock or Class C Stock, as applicable, on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. As of the Record Date, the non-management directors held the following amounts of DSUs and RSUs:

Name	Class A DSUs	Class C DSUs	Class C RSUs
Douglas E. Coltharp..................................	54,820	242,054	18,987
Jerri L. DeVard..........................................	0	118,333	18,987
Mohamed A. El-Erian................................	0	146,457	18,987
Carolyn N. Everson...................................	0	52,139	21,972
Dawn N. Fitzpatrick...................................	0	0	30,374
David W. Gibbs.........................................	0	102,432	18,987
Karen W. Katz...........................................	5,121	166,154	18,987
Eric T. Olson.............................................	13,758	137,605	18,987
Eugene D. Smith.......................................	0	0	30,374
Robert J. Sweeney....................................	0	0	30,374
Patrick W. Whitesell..................................	0	51,810	21,972

(7)Includes 22,914 shares of Class A Stock owned by an irrevocable trust of which Mr. Coltharp’s wife is the trustee and his two children are the beneficiaries (the “Coltharp Trust”), 75,000 shares owned by a spousal lifetime access trust of which Mr. Coltharp is the trustee and spousal beneficiary (the “Coltharp 2021 Trust”) and 1,000 shares held by two Uniform Transfer to Minors Act accounts and 22,741 shares of Class C Stock owned by the Coltharp Trust, 75,532 shares owned by the Coltharp 2021 Trust and 1,006 shares held by two Uniform Transfer to Minors Act accounts.
(8)Shares of Class C Stock are held in trust.
(9)Shares of Class A Stock and Class C Stock are held in trust.
(10)Does not include RSUs for 188,281 shares of Class C Stock.
(11)Does not include RSUs for 374,251 shares of Class C Stock.
(12)Does not include RSUs for 394,810 shares of Class C Stock.
(13)Does not include RSUs for 307,741 shares of Class C Stock.
(14)As discussed below, Mr. Dausch left the company on August 30, 2024. Upon his departure, he forfeited all unvested equity awards. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Practices—Executive Severance—Separation of Jim Dausch.”
(15)Includes shares shown as beneficially owned by the directors and executive officers as a group (18 persons). Does not include shares beneficially owned by Mr. Dausch, who was no longer employed by the company as of June 6, 2025. Does not include RSUs and DSUs for 7,155,112 shares of Class C Stock. Does not include DSUs for 73,699 shares of Class A Stock.

(16)According to their report on Schedule 13G, as of December 31, 2024, FMR LLC, and certain affiliates of FMR LLC, were deemed to beneficially own in the aggregate 28,317,948.50 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 27,697,298.34 shares and no power to vote 620,650.16 shares and sole power to dispose of all of these shares. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(17)According to their report on Schedule 13G, as of December 31, 2023, BlackRock, Inc., or BlackRock, and certain affiliates of BlackRock, were deemed to beneficially own in the aggregate 16,683,083 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 16,276,118 shares and no power to vote 406,965 shares, and sole power to dispose of all of these shares. The principal business address of BlackRock is 50 Hudson Yards, New York, New York 10001.
(18)According to their report on Schedule 13G, as of September 30, 2024, The Vanguard Group, or Vanguard, and certain affiliates of Vanguard, were deemed to beneficially own in the aggregate 15,284,473 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had shared power to vote 65,110 shares and no power to vote 15,219,363 shares and sole power to dispose of 15,051,420 shares and shared power to dispose of 233,053 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(19)According to their report on Schedule 13G, as of September 30, 2024, Dimensional Fund Advisers LP, or Dimensional Fund Advisors, and certain affiliates of Dimensional Fund Advisors, were deemed to beneficially own in the aggregate 10,286,593 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had sole power to vote 10,039,996 shares and no power to vote 246,597 shares and shared power to dispose of all of these shares. The principal business address of Dimensional Fund Advisors is 6300 Bee Cave Road, Building One, Austin, Texas 78746.
(20)According to their report on Schedule 13G, as of December 31, 2024, Alyeska Investment Group, L.P., or Alyeska Investment Group, and certain affiliates of Alyeska Investment Group, were deemed to beneficially own in the aggregate 9,789,553 shares of our Class A Stock. According to the Schedule 13G, the reporting persons had shared power to vote all of these shares and shared power to dispose of all of these shares. The principal business address of Alyeska Investment Group is 77 West Wacker Drive, 7th Floor, Chicago, Illinois 60601.

ELECTION OF DIRECTORS (PROPOSAL 1)
Eleven directors will be elected at the 2025 Annual Meeting to hold office until their successors are elected and qualified. There are eleven nominees for election, each of whom is currently a member of our Board of Directors. Unless otherwise specified, the proxies received will be voted for the election of the following persons:

Name	Position at Under Armour, Inc.	Independent
Douglas E. Coltharp	Director	✓
Jerri L. DeVard	Director	✓
Mohamed A. El-Erian	Chair of the Board of Directors	✓
Carolyn N. Everson	Director	✓
Dawn N. Fitzpatrick	Director	✓
David W. Gibbs	Director	✓
Eric T. Olson	Director	✓
Kevin A. Plank	President and Chief Executive Officer	No
Eugene D. Smith	Director	✓
Robert J. Sweeney	Director	✓
Patrick W. Whitesell	Director	✓
Overview of Director Nominees
We view the effectiveness of our Board of Directors through an individual and collective lens. We endeavor to have a Board that represents a range of experiences, skills and attributes and embodies principles of diversity. We believe each director nominee contributes to this goal, as described below in the biographies included in “Nominees for Election at the Annual Meeting.” For additional information about how we identify and evaluate nominees for director, see “Corporate Governance and Related Matters—Identifying and Evaluating Director Candidates” below.

Snapshot of Director Nominees

Skills and Experiences of Director Nominees
Our Corporate Governance and Sustainability Committee and Board consider the following key experiences, skills and attributes when recommending a candidate to serve on our Board:

✓
Executive Leadership and Strategy Experience: Directors who have served or currently serve as CEOs or in other senior leadership roles at other organizations are uniquely positioned to advise, support and oversee our management team to achieve strategic priorities and long-term objectives and contribute practical insight into business strategy.

✓	Retail Industry Experience: Directors who have experience in the retail industry contribute a deep understanding of our fundamental business needs and industry risks.
✓
Technology, Digital and eCommerce Experience: Directors with experience in digital and technology, including managing cybersecurity risk and developing and overseeing eCommerce operations and strategy or loyalty programs, provide critical perspective regarding our digital business strategies, technology resources and infrastructure and essential risk management functions.

✓
Marketing, Branding and Media Experience: Our brand’s strength and reputation and our connection with consumers is fundamental to our business and our strategy. Directors with consumer or brand marketing and media experience provide critical insights to our Board.

✓
Financial Expertise: We place high importance on financial discipline, accurate financial reporting and robust financial controls and compliance, and value directors with an understanding of finance and financial reporting processes, as well as experience with mergers, acquisitions and strategic business transactions. We seek to have multiple directors who qualify as audit committee financial experts or are otherwise financially literate.

✓
International Experience: Directors with exposure to and experience in global markets and/or diverse organizational structures, business environments and cultural perspectives (whether through the private or public sector) offer unique insight into our increasingly complex and expanding global operations.

✓
Public Company Board Experience: Directors who have served or currently serve on other public company boards provide essential perspective with respect to board operations and dynamics, prioritizing stockholder interests and corporate governance best practices, including related to executive compensation, risk management and oversight of strategic, operational and compliance-related matters.

We believe that the eleven director nominees together provide diverse and relevant experiences to comprise a Board that is well-positioned to provide effective oversight of our company, as illustrated in the following table. A check mark indicates a specific area of focus or expertise on which the Board particularly relies. Not having a check mark does not mean the director does not possess that qualification or skill. Our directors’ biographies describe each director’s background and relevant experience in more detail below.

Skills & Experiences	Coltharp	DeVard	El-Erian	Fitzpatrick	Everson	Gibbs	Olson	Plank	Smith	Sweeney	Whitesell	Total
Executive Leadership and Strategy Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	11
Retail Industry Experience	✓	✓				✓		✓		✓		5
Technology, Digital and eCommerce Experience		✓			✓	✓	✓	✓				5
Marketing, Branding and Media Experience		✓	✓		✓	✓	✓	✓	✓		✓	8
Financial Expertise	✓		✓	✓	✓	✓	✓			✓	✓	8
International Experience		✓	✓		✓	✓	✓	✓				6
Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓				✓	8

Nominees for Election at the Annual Meeting

Douglas E. Coltharp
Executive Vice President and Chief Financial Officer of Encompass Health Corporation
Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of Encompass Health Corporation (formerly HealthSouth Corporation). Before that, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from 1996 to May 2007.
Mr. Coltharp’s qualifications to serve on our Board include his financial expertise and past executive leadership experience in the consumer retail sector, including 11 years as Chief Financial Officer of Saks Incorporated, a leading publicly traded consumer retailer, and his more recent executive leadership experience as Executive Vice President and Chief Financial Officer of a large publicly traded company, Encompass Health Corporation.

Director since December 2004
Age: 64
Independent

Board Committees:
•Audit (Chair)
•Finance and Capital Planning (Chair)

Jerri L. DeVard
Former Executive Vice President, Chief Customer Officer of Office Depot, Inc.
Ms. DeVard served as Executive Vice President, Chief Customer Officer of Office Depot, Inc. from January 2018 to March 2020, leading their eCommerce and Customer Service functions and Marketing and Communications and as Executive Vice President and Chief Marketing Officer from September 2017 to December 2017. Before that, Ms. DeVard served as Senior Vice President and Chief Marketing Officer of The ADT Corporation, a leading provider of home and business security services, from March 2014 through May 2016. From July 2012 to March 2014, she was Principal of DeVard Marketing Group, a firm specializing in advertising, branding, communications and marketing strategies. Before that, she served as Executive Vice President of Marketing for Nokia. Ms. DeVard served in a number of senior marketing roles throughout her career, including as Senior Vice President of Marketing and Senior Vice President, Marketing Communications and Brand Management of Verizon Communications, Inc., Chief Marketing Officer of the e-Consumer business at Citibank N.A. and other senior marketing positions at Revlon Inc., Harrah’s Entertainment, the NFL’s Minnesota Vikings and the Pillsbury Company. In 2021, Ms. DeVard founded the Black Executive CMO Alliance (BECA), an alliance designed to champion corporate diversity and help build the next generation of C-suite marketing executives. Ms. DeVard currently serves on the Board of Directors of Cars.com and is a member of its Compensation and ESG Committees; on the Board of Directors of Root, Inc. and is a member of its Nominating and Corporate Governance Committee; and on the Board of Directors of Dow Inc. and is a member of its Audit and Environment, Health, Safety and Technology Committees. Ms. DeVard previously served on the Board of Directors of Focus Impact Acquisition Corp. from October 2021 to January 2022.
Ms. DeVard’s qualifications to serve on our Board include her broad-based and significant experience in marketing and branding and digital and eCommerce, as well as her executive leadership experience with a number of large global brands.

Director since May 2017
Age: 67
Independent

Board Committees:
•Corporate Governance and Sustainability
•Human Capital and Compensation

Mohamed A. El-Erian
Former Chief Executive Officer and Co-Chief Investment Officer of PIMCO
Dr. El-Erian has served as Chair of our Board since April 2024, and previously served as Lead Director from May 2020 to March 2024. Dr. El-Erian served as CEO and Co-Chief Investment Officer of PIMCO, one of the world’s premier global investment management firms, from December 2007 to March 2014. He currently serves as Chief Economic Advisor of Allianz, the corporate parent of PIMCO, a role he has held since March 2014, and is the President of Queens’ College, Cambridge. Dr. El-Erian joined PIMCO in 1999 as a senior member of the portfolio management and investment strategy group. In February 2006, he became president and CEO of Harvard Management Company, the entity responsible for managing the university’s endowment, before returning to PIMCO in December 2007 to serve as co-CEO and co-CIO. From December 2012 to January 2017, he was chair of the U.S. President’s Global Development Council. Previously, he was a managing director at Salomon Smith Barney/Citigroup in London and worked at the International Monetary Fund for 15 years, rising to the position of Deputy Director. He served as non-executive director of Barclays plc and as a member of its Board Risk and Board Nomination Committees from January 2020 to September 2024. He is a trustee of the National Bureau of Economic Research and a contributing editor at the Financial Times.
Dr. El-Erian’s qualifications to serve on our Board include his financial expertise, his significant international, macroeconomic and government experience and his executive leadership experience gained through his past roles, including as CEO and Co-Chief Investment Officer of PIMCO.

Director since October 2018
Age: 66
Independent
Chair of the Board of Directors

Board Committees:
•Audit
•Finance and Capital Planning

Carolyn N. Everson
Senior Advisor for Permira; Former Vice President, Global Business Group of Meta
Ms. Everson has served since January 2023 as a Senior Advisor for Permira, a private equity firm focused on technology and consumer brands. She has also served since September 2023 as a Senior Advisor for Boston Consulting Group (BCG) in the Technology, Media & Telecom and Marketing, Sales & Pricing practice areas. Before joining Permira and BCG, she served as President of Instacart from September to December 2021; before that, she was Vice President of the Global Business Group at Meta Platforms, Inc. from March 2011 to June 2021. Before joining Meta, Ms. Everson held leadership positions in advertising at Microsoft Corporate and MTV Networks Company. Ms. Everson serves on the Board of Directors of The Walt Disney Company and is a member of its Compensation Committee and on the Board of Directors of The Coca-Cola Company and is a member of its Finance and Talent and Compensation Committees. Ms. Everson previously served on the Board of Directors of The Hertz Corporation from 2013 to 2018 and on the Board of Directors of Hertz Global Holdings, Inc. from 2016 to 2018. She also serves on the boards of Villanova University and Columbia Medical School. In addition, she is a member of the Council of Foreign Relations. Ms. Everson earned a bachelor’s degree in liberal arts and communications from Villanova University and a master’s degree in business administration from Harvard Business School.
Ms. Everson’s qualifications to serve on our Board include her executive leadership experience in consumer facing technology and media companies, her financial expertise, her experience in marketing and branding and her public company board experience.

Director since February 2023
Age: 53
Independent

Board Committees:
•Corporate Governance and Sustainability
•Audit

Dawn N. Fitzpatrick
Chief Executive Officer & Chief Investment Officer of Soros Fund Management, LLC
Since 2017, Ms. Fitzpatrick has been the Chief Executive Officer and Chief Investment Officer of Soros Fund Management, LLC, a privately held investment management firm. Before joining Soros in 2017, she spent 25 years at UBS and its predecessor organizations, where she most recently served as Head of Investments for UBS Asset Management and was a member of the UBS Asset Management Executive Committee. Earlier, she held several positions at the UBS O’Connor hedge fund business, including Chief Executive Officer and Chief Investment Officer. Ms. Fitzpatrick serves as a non-executive director of Barclays plc and serves on its Remuneration, Risk, and Sustainability Committees. Additionally, she serves on the Federal Reserve Bank of Dallas Financial Sector Advisory Council, where she is Chair, the Advisory Council of The Bretton Woods Committee, and the Bloomberg New Economy Advisory Board. She previously completed a six-year term on the Investor Advisory Committee on Financial Markets at the Federal Reserve Bank of New York. Ms. Fitzpatrick earned her bachelor’s degree from the Wharton School of Business at the University of Pennsylvania, where she ran track and cross country.
Ms. Fitzpatrick’s qualifications to serve on our Board include her financial expertise and her executive leadership experience, including her current role as Chief Executive Officer and Chief Investment Officer with Soros Fund Management and her prior executive roles at UBS Asset Management.

Director since April 2025
Age: 55
Independent

Board Committees:
•Audit
•Finance and Capital Planning

David W. Gibbs
Chief Executive Officer of Yum! Brands, Inc.
Mr. Gibbs serves as Chief Executive Officer of Yum! Brands, Inc. (“YUM”), a position he has held since January 2020, and has served as a member of YUM’s Board of Directors since November 2019. Before that, he served as President and Chief Operating Officer from August 2019 to December 2019, as President, Chief Financial Officer and Chief Operating Officer from January 2019 to August 2019 and as President and Chief Financial Officer from May 2016 to December 2018. Before these positions, he served as Chief Executive Officer of Pizza Hut Division from January 2015 to April 2016. From January 2014 to December 2014, Mr. Gibbs served as President of Pizza Hut U.S. Before these positions, Mr. Gibbs served as President and Chief Financial Officer of Yum! Restaurants International, Inc. (“YRI”) from May 2012 through December 2013. Mr. Gibbs served as Chief Financial Officer of YRI from January 2011 to April 2012. He served as Chief Financial Officer of Pizza Hut U.S. from September 2005 to December 2010. From March 2016 to January 2020, Mr. Gibbs served on the Board of Directors of Sally Beauty Holdings, Inc.
Mr. Gibbs’ qualifications to serve on our Board include his financial expertise, international experience and his executive leadership experience with Yum! Brands, including his current role as Chief Executive Officer and his prior roles as President, Chief Operating Officer and Chief Financial Officer.

Director since September 2021
Age: 62
Independent

Board Committees:
•Human Capital and Compensation (Chair)

Eric T. Olson
Admiral U.S. Navy (Retired) and former Commander of U.S. Special Operations Command
Admiral Olson retired from the United States Navy in 2011 as an Admiral after 38 years of military service. He served in special operations units throughout his career, during which he earned a Master’s Degree in National Security Affairs and was awarded several decorations for leadership and valor including the Defense Distinguished Service Medal and the Silver Star. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force, and Marine Corps special operations forces. In this capacity, he led over 60,000 people and managed an annual budget in excess of ten billion dollars. Admiral Olson served as Chief Executive Officer of HANS Premium Water, a clean water solution for homes, from June 2019 to May 2020. He has served as President and Managing Member of ETO Group, LLC since September 2011, supporting a wide range of private and public sector organizations. Admiral Olson serves on the Board of Directors of Iridium Communications, Inc. and is Chair of its Compensation Committee and on the Board of Directors of Palladyne AI (previously Sarcos Technology & Robotics Corp and is a member of its Nominating and Corporate Governance Committee and Chair of its Compensation Committee. Admiral Olson also serves as Chairman Emeritus of the non-profit Special Operations Warrior Foundation.
Admiral Olson’s qualifications to serve on our Board include his experience in technology and his significant government and leadership experience as an Admiral in the United States Navy, including his management of a large and complex organization as head of the United States Special Operations Command.

Director since July 2012
Age: 73
Independent

Board Committees:
•Corporate Governance and Sustainability (Chair)

Kevin A. Plank
President and Chief Executive Officer of Under Armour, Inc.
Mr. Plank became Under Armour’s President and Chief Executive Officer in April 2024, after serving as Executive Chair and Brand Chief from January 2020 to March 2024. Prior to that, he served as Chief Executive Officer and Chair of the Board of Directors from 1996 to 2019, and President from 1996 to July 2008 and August 2010 to July 2017. Mr. Plank also serves on the Board of Directors of the National Football Foundation and College Hall of Fame, Inc., and is a member of the Board of Trustees of the University of Maryland College Park Foundation.
As our founder, President and Chief Executive Officer and controlling stockholder since our inception in 1996 and as the driving force behind our innovative products and our brand, Mr. Plank is uniquely qualified to serve on and lead our Board given his experience, knowledge of our industry and business and strategic vision and insight.

Director since our founding
Age: 52
Founder, President and Chief Executive Officer

Eugene D. Smith
Former SVP, Athletic Director, Ohio State University
Mr. Smith served as Senior Vice President and Athletic Director at Ohio State University from 2005 to 2024. Throughout his tenure, he co-chaired the NCAA’s Federal-State Legislative Working Group, which advised the NCAA on name, image, and likeness issues, chaired the 2011 NCAA Men’s Basketball Committee and was a member of the College Football Playoff Selection Committee. Additionally, he participated in the NCAA’s Management Council, the Committee on Infractions, the Executive Committee, the Football Rules Committee, and the President’s Commission Liaison Committee. As the first Black president of the National Association of Collegiate Directors of Athletics (NACDA) and a former president of the Division I-A Athletics Directors Association, Mr. Smith was the Director of Athletics at Arizona State from 2000 to 2005, at Iowa State from 1993 to 2000 and at Eastern Michigan from 1986 to 1993. He played football as an undergraduate at Notre Dame, where he was a defensive end on the 1973 national championship team and earned a bachelor’s degree in business administration. After graduation, he joined the coaching staff at Notre Dame and contributed to the Irish victory in the 1977 national championship.
Mr. Smith’s qualifications to serve on our Board include his extensive experience in college athletics, as well as his leadership experience, including his most recent role as Senior Vice President and Athletic Director at Ohio State University.

Director since April 2025
Age: 69
Independent

Board Committees:
•Human Capital and Compensation
•Corporate Governance and Sustainability

Robert J. Sweeney
President, Sycamore Partners
Since 2019, Mr. Sweeney has served as the President of Sycamore Partners, a private equity firm focused on consumer, distribution, and retail-related investments. Before joining Sycamore Partners, he spent 22 years at Goldman Sachs, most recently as a partner and Global Head of the Consumer/Retail Investment Banking Group. During his tenure at Goldman Sachs, he provided advisory support to Under Armour on various matters, including the company’s initial public offering in 2005. Mr. Sweeney served as an officer in the U.S. Navy’s Submarine Force from 1989 to 1995, holding various roles aboard the USS Annapolis and at the Submarine Officer Advanced Course training command. He graduated from the Wharton School of the University of Pennsylvania with a bachelor’s degree and MBA, and he was recognized as a Palmer Scholar.
Mr. Sweeney’s qualifications to serve on our Board include his financial expertise and his executive leadership experience, including his current role as President of Sycamore Partners. Mr. Sweeney also brings unique investor-oriented insight to our Board given his prior experience as a partner and Global Head of the Consumer/Retail Investment Banking Group at Goldman Sachs, where he provided advisory support to our company on various matters throughout his career at Goldman Sachs, including our initial public offering in 2005.

Director since April 2025
Age: 57
Independent

Board Committees:
•Audit
•Finance and Capital Planning

Patrick W. Whitesell
Executive Chairman of Endeavor Holdings Group
Mr. Whitesell has served since October 2017 as Executive Chairman of Endeavor Group Holdings, a global sports and entertainment company composed of industry-leading entities including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. Mr. Whitesell also serves on the Board of Directors of Endeavor. Previously, Mr. Whitesell served as Endeavor’s Co-Chief Executive Officer, following his role as Co-Chief Executive Officer of WME. Mr. Whitesell is a graduate of Luther College.
Mr. Whitesell’s qualifications to serve on our Board include his executive leadership experience, including as the current Executive Chairman of Endeavor Group Holdings and the prior Co-Chief Executive Officer, and his experience in marketing, branding and talent management.

Director since February 2023
Age: 60
Independent

Board Committees:
•Human Capital and Compensation

The election of each director requires a plurality of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of the eleven nominees for director.

Karen Katz, who has served as a director of our company since 2014, is not standing for reelection at the Annual Meeting. The Board thanks Ms. Katz for her many years of service to our company.

Karen W. Katz
Former President and Chief Executive Officer of Neiman Marcus Group LTD LLC
Ms. Katz served as interim CEO of Intermix, an omni-channel women’s fashion business, from May 2022 through November 2022. Previously, she served as President and CEO of Neiman Marcus Group LTD LLC, one of the world’s leading luxury and fashion retailers, from 2010 to February 2018. Having joined Neiman Marcus in 1985, Ms. Katz served in key executive and leadership roles in the company’s merchant, stores and eCommerce organizations as Executive Vice President—Stores, a member of the Office of the Chairman of Neiman Marcus Group, and President, Neiman Marcus Online, and President and CEO, Neiman Marcus Stores. Ms. Katz serves on the Board of Directors of Humana Inc. and is the Chair of its Nominating, Governance & Sustainability Committee and a member of its Organization & Compensation Committee. She has served on the Board of Directors of The RealReal, Inc. since February 2021 and is the Chair of its Audit Committee, and has served as Chairperson since February 2024. Ms. Katz previously served on the Board of Directors of Casper Sleep from April 2019 to January 2022.

Director since October 2014
Age: 68
Independent

Board Committees:
•Corporate Governance and Sustainability
•Finance and Capital Planning

CORPORATE GOVERNANCE AND RELATED MATTERS
Corporate Governance Highlights
Our Board of Directors has a long-standing commitment to sound and effective corporate governance. Our strong corporate governance practices, including those highlighted below, are codified in our Corporate Governance Guidelines and other key governance documents, and demonstrate the commitment of our Board of Directors to enabling an effective structure to support the successful oversight of our business and long-term objectives:

✓	Separate Chair and CEO
✓	Majority independent Board
✓	Fully independent Board committees
✓	Regular executive sessions of non-management directors
✓	Risk oversight
✓	Full access to management and internal and external auditors
✓	Board and committees have authority to engage independent advisors as they deem appropriate
✓	Board oversight of succession planning for the CEO and other senior management
✓	Annual Board and committee self-evaluation
Board Leadership Structure
Our governing documents provide our Board of Directors discretion to combine or separate the positions of Chair and Chief Executive Officer as it may deem appropriate in light of prevailing circumstances. During fiscal year 2025, independent director Mohamed El-Erian served as our Chair of the Board of Directors and Kevin Plank served as our President and Chief Executive Officer and a member of our Board of Directors. We believe the separation of the roles of Chair of the Board and Chief Executive Officer is best suited to the needs of our company at this time. In his capacity as Chair, Dr. El-Erian presides at all meetings of the Board (or selects an interim independent chair to preside over meetings at which he cannot be present), chairs regular executive sessions of the Board without Mr. Plank present, advises on Board meeting agendas and serves as principal liaison between the non-management directors and the Chief Executive Officer, as necessary. In connection with a previously disclosed 2024 settlement agreement, we have further agreed to maintain the separation of these roles for a three-year period.
Independence of Directors
Our Board of Directors currently consists of twelve directors, eleven (92%) of which are independent non-management directors. Karen Katz, who has served as an independent director of our company since 2014, is not standing for reelection at the Annual Meeting. The Board has determined that the following ten directors, each of which is standing for election at our 2025 Annual Meeting, are independent under the corporate governance listing standards of the New York Stock Exchange, or NYSE: Douglas E. Coltharp, Jerri L. DeVard, Mohamed A. El-Erian, Carolyn N. Everson, Dawn N. Fitzpatrick, David W. Gibbs, Eric T. Olson, Eugene D. Smith, Robert J. Sweeney and Patrick W. Whitesell. Mr. Plank is not independent because he is our President and Chief Executive Officer.
When determining the independence of the directors under NYSE standards, the Board considered certain company relationships. Mr. Whitesell is the Executive Chairman of Endeavor Group Holdings, a global sports and entertainment company. From time to time, we have ordinary course business relationships with certain of Endeavor’s subsidiaries. During our fiscal year 2025, we paid approximately $1.7 million to portfolio companies for various activations and services, including sporting events, store openings and talent identification. In addition, during fiscal year 2025, Endeavor and its subsidiaries received approximately $4.3 million in client commissions from clients’ Under Armour endorsement deals and royalty payments. Endeavor’s global revenue in 2024 was $7.1 billion. The Board has determined that these relationships are not material and have no impact on Mr. Whitesell’s independence.
Our charter includes additional factors for the Board to consider when determining whether a director will be “independent” under the NYSE standards. Specifically, the Board must consider whether any independent directors have any material financial or service relationship with Mr. Plank or any of his family members. The Board has considered these factors and determined that none of the independent directors have any such relationships. A copy of our charter that includes these requirements is available through our corporate website, https://about.underarmour.com/, under “Investors – Corporate Governance.”
Board Meetings and Committees
Our Board meets regularly throughout the year. During fiscal year 2025, there were six meetings of the Board and several committee meetings as noted in the table below. In fiscal year 2025, all directors attended at least 75% of the aggregate meetings of the Board and the committees of which they were members during that period. In accordance with our Corporate Governance Guidelines, our non-management directors also meet in executive sessions without management at each regularly scheduled Board meeting.
Our Board has the following four standing committees: an Audit Committee, a Human Capital and Compensation Committee, a Corporate Governance and Sustainability Committee and a Finance and Capital Planning Committee. The table below provides current the membership and meeting information for fiscal year 2025 for each of these committees.

Name	Audit Committee	Human Capital and Compensation Committee	Corporate Governance and Sustainability Committee	Finance and Capital Planning Committee
Douglas E. Coltharp	C			C
Jerri L. DeVard		✓	✓
Mohamed A. El-Erian	✓			✓
Carolyn N. Everson	✓		✓
Dawn N. Fitzpatrick(1)	✓			✓
David W. Gibbs		C
Karen W. Katz(2)			✓	✓
Eric T. Olson			C
Eugene D. Smith(3)		✓	✓
Robert J. Sweeney(4)	✓			✓
Patrick W. Whitesell		✓
Total Meetings in Fiscal Year 2025	5	5	4	4
✓ = Committee Member
C = Committee Chair
(1) Following her appointment to our Board on April 15, 2025, Ms. Fitzpatrick became a member of the Audit and Finance and Capital Planning Committees effective May 1, 2025.
(2) Ms. Katz is not standing for reelection at the Annual Meeting.
(3) Following his appointment to our Board on April 15, 2025, Mr. Smith became a member of the Human Capital and Compensation and Corporate Governance and Sustainability Committees effective May 1, 2025.
(4) Following his appointment to our Board on April 15, 2025, Mr. Sweeney became a member of the Audit and Finance and Capital Planning Committees effective May 1, 2025.

The functions performed by these standing committees are summarized below and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our corporate website, https://about.underarmour.com/, under “Investors – Corporate Governance.” The Board has determined that each member of the Audit, Human Capital and Compensation and Corporate Governance and Sustainability Committees is independent as required under NYSE listing standards and our charter. Each member of the Finance and Capital Planning Committee is also independent.
Audit Committee
The Audit Committee assists the Board of Directors with oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The committee oversees the audit and other services provided by our independent registered public accounting firm, and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the committee. The committee also oversees the company’s internal audit function and the chief audit executive, who reports directly to the committee. In addition, the committee oversees risks related to information technology use and protection, including cybersecurity and data privacy. The Audit Committee Report for fiscal year 2025 is included in this Proxy Statement under “Audit Committee Report.”
The Board has determined that all of the committee members are independent and financially literate, and that Mr. Coltharp, Dr. El-Erian, Ms. Fitzpatrick and Mr. Sweeney qualify as “audit committee financial experts” under SEC rules and NYSE listing standards.
Human Capital and Compensation Committee
The Human Capital and Compensation Committee approves the compensation of our Chief Executive Officer, or CEO, and our other executive officers, administers our executive benefit plans, including the granting of awards under our equity incentive plans, and advises the Board on director compensation. The committee also oversees our company’s key human capital management strategies and programs, including relating to engagement and culture. Throughout fiscal year 2025, the Human Capital and Compensation Committee received briefings on and discussed a variety of human capital management topics, including strategies and metrics related to our employee culture and engagement.
During fiscal year 2025, our CEO and other senior executives evaluated the performance of our executive officers and made recommendations to the Human Capital and Compensation Committee concerning their compensation. The committee considered these evaluations and recommendations, and its evaluation of the CEO, in determining the compensation of our CEO and our other executive officers.
The Human Capital and Compensation Committee is also primarily responsible for reviewing and assessing risks arising from our compensation policies and practices. In May 2025, the committee conducted, with the assistance of management, a risk assessment of our compensation policies and practices, which included a review of our material compensation programs, the structure and nature of these programs, the short-term and long-term performance incentive targets used in these programs and how they relate to our business plans and creating stockholder value, corporate governance policies with respect to our compensation programs, including our stock ownership guidelines, and other aspects of our compensation programs. Based on this review and assessment, the committee concluded that the risks related to our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.
Pursuant to its charter, the Human Capital and Compensation Committee has the authority to obtain advice and assistance from advisors, including compensation consultants. In fiscal year 2025, the committee engaged the services of an independent compensation consultant, Willis Towers Watson, or WTW, to provide executive compensation consulting services to the committee. This independent consultant reports directly to the committee and the committee retains sole authority to retain and terminate the consulting relationship. In carrying out its responsibilities, the independent consultant collaborates with management to obtain data, provide background on compensation programs and practices and clarify pertinent information. The committee obtained from the independent consultant competitive market data on compensation for executives to assess generally the competitiveness of our executive compensation. The competitive market data was based on a peer group and WTW’s published industry survey data. The committee generally has not relied on the independent consultant to determine or recommend the amount or form of executive compensation.

During fiscal year 2025, management separately engaged WTW for additional services related to providing access to general employee salary benchmarking data, providing services regarding the company’s sports marketing incentive awards and related insurance and providing research regarding the company’s retirement, health and other benefits offerings. The total compensation paid to WTW for these additional services in fiscal year 2025 was $234,281. These engagements of WTW were reviewed with the Human Capital and Compensation Committee and the committee did not consider any of these engagements to compromise the independence of WTW. In fiscal year 2025, the Human Capital and Compensation Committee spent $230,562 for services related to determining or recommending the amount or form of executive and director compensation.
Additional information concerning the processes and procedures for considering and determining executive officer compensation is included in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Human Capital and Compensation Committee Report for fiscal year 2025 is included under the “Human Capital and Compensation Committee Report” section of this Proxy Statement.
A description of the compensation program for our non-management directors is included below under the “—Compensation of Directors” section of this Proxy Statement.
Corporate Governance and Sustainability Committee
The Corporate Governance and Sustainability Committee identifies individuals qualified to become members of our Board of Directors, recommends candidates for election or reelection to our Board, oversees the evaluation of our Board and advises our Board regarding committee composition and structure and other corporate governance matters, including reevaluating our Corporate Governance Guidelines on an annual basis. The committee also oversees our company’s significant strategies, programs, policies and practices relating to sustainability (including environmental and human rights issues and impacts) and corporate responsibility. Throughout fiscal year 2025, the committee received quarterly briefings from our Chief Sustainability Officer on a variety of topics, including related to our company’s sustainability strategy, progress with respect to our sustainability targets and commitments and various sustainability related projects and initiatives.
Finance and Capital Planning Committee
The Finance and Capital Planning Committee assists our Board in overseeing our company’s financial and capital investment policies, planning and activities, including matters relating to our capital structure and liquidity, hedging and foreign currency transactions, use of cash, share repurchase programs, acquisitions and divestitures and capital projects.
Stockholders Meeting Attendance
Directors are encouraged to attend annual meetings of stockholders, but we have no specific policy requiring directors’ attendance at such meetings. All of our directors who were directors at that time attended our 2024 Annual Meeting of Stockholders.
Identifying and Evaluating Director Candidates
The Corporate Governance and Sustainability Committee recommends to the Board candidates to fill vacancies or for election or reelection to the Board. The Board then appoints new Board members to fill vacancies or nominates candidates each year for election or reelection by stockholders. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter as described below.
The Corporate Governance and Sustainability Committee’s charter requires the committee to establish criteria for selecting new directors, which reflects at a minimum a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board, including its size and structure, and principles of diversity as described below. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including the NYSE’s independence requirements. The committee considers each candidate’s experiences, skills and attributes relative to what skills and experiences can best contribute to our Board’s effective operation, particularly in light of our company’s evolving needs and long-term strategy. We believe the nominees for election to the Board contribute a wide range of experiences, skills and attributes to comprise a Board that is well-positioned to provide effective oversight of our company, as illustrated above in each director’s biography set forth in “Election of Directors—Nominees for Election at the Annual Meeting” and the charts included in “Election of Directors—Overview of Director Nominees.”
The Board has not established term limits for directors because of the concern that term limits may deprive the company and its stockholders of the contribution of directors who have developed valuable insights into the company and its operations over time. The tenure of our non-management directors ranges from less than one to twenty years, with an average tenure of 5.8 years. In April 2025, we added three new independent directors. We believe the tenure of our Board members provides an appropriate balance of expertise, experience, continuity and perspective that serves the best interests of our stockholders. Our Corporate Governance Guidelines do provide that a director is expected not to stand for reelection after the age of 75. For additional information regarding the age and tenure of the eleven director nominees for election at the Annual Meeting, see “Election of Directors.”
The Corporate Governance and Sustainability Committee does not have a formal policy with respect to considering diversity in identifying director nominees. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity, and does so in the broadest sense, considering diversity in terms of business leadership, experience, industry background and geography, as well as gender, race and ethnicity. The committee strives for directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of our business, and we hope to continue to attract directors with a broader range of backgrounds and experiences. For additional information regarding the diversity of the eleven director nominees for election at the Annual Meeting, see “Election of Directors—Overview of Director Nominees.”
The Corporate Governance and Sustainability Committee periodically considers criteria for identifying possible new director candidates as needed, in consultation with the Chair of the Board and other Board members and management, including the CEO, and works with management and other Board members in recruiting new candidates. Candidates identified through this process are considered by the full committee for possible recommendation to the Board. From time to time, the committee uses the services of a third-party search firm to assist it in identifying and screening candidates. Ms. Fitzpatrick, Mr. Smith and Mr. Sweeney were appointed to the Board in April 2025. Dr. El-Erian, our Chair of the Board, recommended Ms. Fitzpatrick to our Corporate Governance and Sustainability Committee for consideration. Mr. Plank, our CEO and largest stockholder, recommended Mr. Smith and Mr. Sweeney to our Corporate Governance and Sustainability Committee for consideration. Each of Ms. Fitzpatrick, Mr. Smith and Mr. Sweeney were unanimously recommended by the Corporate Governance and Sustainability Committee for nomination.
In addition, the Corporate Governance and Sustainability Committee will consider director candidates suggested by stockholders. Any stockholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the candidate’s name and qualifications to the committee’s chairperson. See “—Communications with Directors” below for how to communicate with the chair of the committee. Our Bylaws include requirements for direct nominations by a stockholder of persons for election to our Board. These requirements are described under “Stockholder Proposals” at the end of this Proxy Statement.
Role of Board in Risk Oversight
Our Board of Directors is responsible for overseeing our management team’s overall approach to risk management. Our Board of Directors regularly reviews our financial and strategic plans and objectives, including the risks that may affect the achievement of these plans and objectives, and receives regular reports from our Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and other key executive officers regarding various enterprise risk matters. In accordance with our Corporate Governance Guidelines, our non-management directors also meet at least once each year in executive session with our Chair and Chief Executive Officer to review succession planning for our Chief Executive Officer and other senior executive positions.
In addition, our Board of Directors has delegated to each Board committee primary responsibility to oversee the management of risks that fall within their respective areas of responsibility, as described further below. In performing this function, each Board committee has full access to management, as well as the ability to engage independent outside advisors. At each Board meeting, the chairperson of each Board committee and the Corporate Secretary report on the applicable committee’s activities, including risk management, which provides an opportunity to discuss significant risks with the full Board.

■Audit Committee: Under its charter, the Audit Committee’s responsibilities include inquiring of management and our independent registered public accounting firm about significant financial risks or exposures, the company’s processes and policies for risk assessment and the steps management has taken to mitigate these risks to the company. The committee receives periodic reports from management on our enterprise risk management program and our risk mitigation efforts. The committee also oversees our legal and regulatory compliance programs, which includes receiving periodic reports from management on our global ethics and compliance program and reviewing our company’s code of conduct. In addition, the committee oversees our internal audit function, as well as risks related to information technology use and protection, including cybersecurity and data privacy, as described in more detail in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.
■Human Capital and Compensation Committee: The Human Capital and Compensation Committee has the responsibility to review risks related to our compensation policies and practices, which includes conducting an annual compensation risk assessment. The committee also oversees risks related to our company’s key human capital management strategies and programs, including relating to engagement and culture.
■Corporate Governance and Sustainability Committee: The Corporate Governance and Sustainability Committee oversees risks relating to our corporate governance policies, practices and structure. The committee also oversees risks related to sustainability, including environmental and human rights issues and impacts.
■Finance and Capital Planning Committee: The Finance and Capital Planning Committee oversees certain financial matters and risks relating to our capital structure and liquidity, hedging and foreign currency transactions, acquisitions and divestitures and significant capital projects.
Availability of Corporate Governance Information
For additional information on our corporate governance, including Board committee charters, our Corporate Governance Guidelines and our code of business conduct and ethics, visit our corporate website, https://about.underarmour.com/, under “Investors – Corporate Governance.”
Stock Ownership Guidelines
Our Board of Directors has adopted stock ownership guidelines to align the financial interests of our company’s executives and non-management directors with the interests of our stockholders. The guidelines currently provide that executive officers should own company stock with a value at least equal to six times the annual base salary for the Chief Executive Officer, three times annual base salary for Executive Vice Presidents and one times annual base salary for all other executive officers, in each case based on the average closing price of our stock for the prior fiscal year. The guidelines also provide that non-management directors should own company stock with a value at least equal to five times the amount of the annual retainer paid to directors. Executive officers are expected to achieve the stock ownership levels under these guidelines within five years of their hire or promotion to executive officer and non-management directors within five years of joining our Board. The equity that qualifies for determining stock ownership levels under the guidelines includes owned shares, deferred stock units held pursuant to the Non-Employee Directors Deferred Stock Unit Plan (described below) and shares issuable with respect to unvested, time based restricted stock units, but excludes unearned shares issuable with respect to unvested, performance based restricted stock units and unexercised options (or any portion thereof, such as the current “in the money” value). The company’s stock ownership guidelines can be found on our corporate website, https://about.underarmour.com/, under “Investors – Corporate Governance.”
All executive officers and non-management directors are either in compliance with the guidelines as of the last measuring date or are new to their roles within the last five years and so are not yet required to have achieved the applicable stock ownership levels. We anticipate such executive officers and non-management directors will be in compliance with the guidelines within the required time frame.

Communication with Directors
If stockholders or other interested parties wish to communicate with non-management directors, they should write to Under Armour, Inc., Attention: Corporate Secretary, 101 Performance Drive, Baltimore, Maryland 21230. Further information concerning contacting our Board is available through our corporate website, https://about.underarmour.com/, under “Investors – Corporate Governance.”
Indemnification of Directors in Derivative Actions
Under the Maryland General Corporation Law (the “MGCL”), we are required to report to stockholders in this Proxy Statement certain information regarding the indemnification or advancement of expenses to members of our Board. As disclosed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, certain of our directors and officers have been named as defendants in certain derivative actions brought against the company (the “derivative actions”). Under our Bylaws and the MGCL, our directors and officers may be entitled to indemnification and advancement of legal expenses in certain circumstances in connection with these derivative actions. As the legal representation of our directors other than Mr. Plank and Mr. Frisk (who served as Chief Executive Officer and a member of our Board of Directors from January 1, 2020 through May 31, 2022) is currently combined with the legal representation of our company, we have not advanced or reimbursed expenses of any of our directors other than Mr. Plank and Mr. Frisk to date. During fiscal year 2025, we advanced approximately $95,336 and $5,352 of legal expenses for Mr. Plank and Mr. Frisk, respectively.

COMPENSATION OF DIRECTORS
Retainers
The compensation arrangement for non-management directors during fiscal year 2025 was as follows:

Annual Retainer for each Director...................................................................................................	$90,000
Annual Retainer for Committee Chairs
Audit Committee.......................................................................................................................	$30,000
Human Capital and Compensation Committee........................................................................	$25,000
Corporate Governance and Sustainability Committee.............................................................	$22,500
Finance and Capital Planning Committee................................................................................	$22,500
Annual Retainer for Committee Members......................................................................................	$10,000
Annual Retainer for Board Chair(1)..................................................................................................	$175,000
(1) The Board Chair is not entitled to receive any Committee member annual retainer for service on any Committee.
The cash retainers are payable in quarterly installments in arrears and directors have the option to defer the cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan. Beginning with the second quarter of 2016, we began issuing deferred stock units for shares of our Class C Stock rather than our Class A Stock. Deferred stock units will be settled in shares of our Class A Stock or Class C Stock (as applicable) on a one-for-one basis six months after the director leaves the Board, or sooner upon death or disability. During fiscal year 2025, we did not pay separate fees for attendance at any Board or standing committee meetings.
Equity Awards
Non-management directors also receive the following equity awards:
■Upon initial election to the Board, an award of restricted stock units for shares of Class C Stock valued (on the grant date) at $100,000 with the units vesting in three equal annual installments.
■An annual award of restricted stock units for shares of Class C Stock valued (on the grant date) at $150,000 following each Annual Meeting of Stockholders, with the units vesting in full at the following year’s Annual Meeting of Stockholders.
The restricted stock units vest in full upon the director’s death or disability or upon a change in control of Under Armour. The restricted stock units are forfeited if the director leaves the Board for any other reason prior to the scheduled vesting term. Upon vesting of the restricted stock units, the restricted stock units are converted into deferred stock units with the shares delivered six months after the director leaves the Board, or sooner upon death or disability.
The table below sets forth information concerning the compensation of our non-management directors for fiscal year 2025.

Director Compensation for Fiscal Year 2025

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Douglas E. Coltharp..........................................................	142,500	150,000	292,500
Jerri L. DeVard..................................................................	110,000	150,000	260,000
Mohamed A. El-Erian........................................................	265,000	150,000	415,000
Carolyn N. Everson...........................................................	110,000	150,000	260,000
David W. Gibbs..................................................................	115,000	150,000	265,000
Karen W. Katz...................................................................	110,000	150,000	260,000
Eric T. Olson......................................................................	112,500	150,000	262,500
Patrick W. Whitesell..........................................................	100,000	150,000	250,000
(1)Non-management directors may elect to defer cash retainers into deferred stock units pursuant to the Non-Employee Directors Deferred Stock Unit Plan as described above. The table below sets forth the amount of cash deferred and the number of deferred stock units of Class C Stock received for those directors who made this election.

Name	Cash Deferred ($)	Deferred Stock Units (#)
Douglas E. Coltharp	142,500	20,588
Jerri L. DeVard	—	—
Mohamed A. El-Erian	90,000	13,003
Carolyn N. Everson(4)	20,000	2,890
David W. Gibbs(4)	115,000	16,615
Karen W. Katz	90,000	13,003
Eric T. Olson	—	—
Patrick W. Whitesell	25,000	4,098
(2)The amount in this column reflects the aggregate grant date fair value in accordance with applicable accounting guidance of the Class C Stock awards granted during fiscal year 2025. As of March 31, 2025, each of Mr. Coltharp, Ms. DeVard, Dr. El-Erian, Mr. Gibbs, Ms. Katz and Admiral Olson held restricted stock units for 18,987 shares of Class C Stock, which amount represents restricted stock units granted pursuant to the annual equity award following the 2024 Annual Meeting of Stockholders. As of March 31, 2025, Ms. Everson and Mr. Whitesell each held restricted stock units for 21,972 shares of Class C Stock, which amount also includes restricted stock units awarded when they were appointed to the Board in February 2023.
(3)We have disclosed the assumptions made in the valuation of the stock awards in “Stock-Based Compensation” under Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following is a discussion and analysis of our compensation policies and decisions regarding the fiscal year 2025 compensation for our executive officers named in the compensation tables in this Proxy Statement.
Executive Summary
We faced a challenging retail environment in fiscal year 2025 that included lower demand in our wholesale channel, particularly in our North America and Asia-Pacific regions. In addition, we implemented proactive strategies to reduce discounting and promotional activity in our direct-to-consumer channel, particularly in e-commerce. Amid these challenges, we continued to focus on profitability, as seen by our gross margins improving by 180 basis points, primarily driven by supply chain benefits and reduced direct-to-consumer discounting.
Our executive compensation programs in fiscal year 2025 were designed to require our executives to deliver results consistent with our annual operating plan, with a continued focus on improving efficiency and driving profitability, and advancing our long-term efforts to continue to grow our brand. As discussed in more detail below, we exceeded the target level of performance for adjusted operating income and achieved between the threshold and target levels for currency neutral net revenue in our fiscal year 2025 annual cash incentive plan, which results in a 115% achievement against the target level of performance. In addition, we exceeded the target level of performance for adjusted operating income and achieved between the threshold and target levels for currency neutral net revenue in our fiscal year 2025 performance based equity awards during the one-year performance period, which results in 107% of the target amount vesting in three equal annual installments in June 2025, May 2026 and May 2027.
Fiscal Year 2025 Performance and Compensation Highlights
For fiscal year 2025, the majority of the annual compensation potential for our executive officers was tied to the performance of our company, other than for Mr. Plank, this was primarily through:
•our annual cash incentive plan, with awards earned based on our financial performance in fiscal year 2025; and
•our annual equity award program, which were in the form of 50% time based and 50% performance based restricted stock unit awards, where the value ultimately realized by our executives depends on our long-term performance.
On April 1, 2024, Kevin Plank, the founder and former Chief Executive Officer of the company who was previously serving as Executive Chair and Brand Chief, returned as President and Chief Executive Officer. With respect to Mr. Plank’s fiscal year 2025 compensation, he received over 75% of his total compensation in the form of performance based restricted stock units, which are eligible to vest in certain increments only upon achievement of a share-price hurdle. As our founder and majority stockholder, tying the majority of Mr. Plank’s compensation solely to the achievement of a significant share price increase represents his commitment to the performance and growth of our business and provides further alignment with the interests of our stockholders. While Mr. Plank did not participate in the fiscal year 2025 annual cash incentive plan, based on the company’s performance, he was awarded a bonus commensurate with the company’s performance against our financial targets under the plan.
Our fiscal year 2025 adjusted operating income was $212 million ($(185) million on a GAAP basis), exceeding the target level of performance set under our fiscal year 2025 annual cash incentive plan and under our performance based equity awards granted in fiscal year 2025. Our fiscal year 2025 currency neutral net revenue was $5.19 billion ($5.16 billion on a GAAP basis), achieving between the threshold and target levels of performance set under our fiscal year 2025 annual cash incentive plan and our performance based equity awards granted in fiscal year 2025. As discussed below, the performance targets for the performance based equity awards granted in fiscal year 2025 were set for a one-year performance period based on currency neutral net revenue and adjusted operating income targets consistent with the financial plan established at the start of fiscal year 2025. The target levels of performance of adjusted operating income and currency neutral net revenue un der our fiscal year 2025 annual cash incentive plan and our performance based equity awards granted in fiscal year 2025 were set at $190 million and $5.25 billion, respectively.
Currency neutral net revenue amounts presented in this Proxy Statement generally refer to our GAAP net revenues, adjusted for gains or losses incurred due to changes in foreign currency exchange rates as compared with the foreign exchange rates used in our initial annual operating plan. Adjusted operating income amounts presented in this Proxy Statement generally refer to our GAAP operating income, adjusted for certain specified items considered when determining executive compensation. For purposes of determining executive compensation, our annual cash incentive plan and grant agreements for our fiscal year 2025 performance based equity awards specified certain adjustments that should be considered when evaluating performance against the targets, most of which would have the effect of further increasing adjusted operating income. These adjustments included items such as the impact of certain goodwill impairment charges, restructuring and other related charges, certain litigation related expense, certain severance related expense, foreign exchange losses and gains and charges related to the write-down of our accounts receivable asset due to customer bankruptcies. For a reconciliation of currency neutral net revenue and adjusted operating income as set forth in this Proxy Statement to the nearest GAAP measure, see “Appendix A: Reconciliation of Non-GAAP Financial Measures.”
Advisory Vote to Approve Executive Compensation
At our 2024 Annual Meeting of Stockholders, we held an advisory vote to approve executive compensation, commonly referred to as “say on pay.” The Human Capital and Compensation Committee values the opinions expressed by stockholders in these votes. While these votes are advisory and non-binding, the Human Capital and Compensation Committee and the Board review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented.
Our stockholders overwhelmingly approved our “say on pay” proposal at our 2024 Annual Meeting of Stockholders, with more than 90% of the votes cast voting to approve our executive compensation. The Human Capital and Compensation Committee reviewed the voting results and given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. The Human Capital and Compensation Committee will continue to consider results from the annual “say on pay” advisory vote, including the results from the upcoming 2025 Annual Meeting of Stockholders, as well as other stockholder input, when reviewing executive compensation programs, principles and policies.
Executive Compensation Features
We believe our executive compensation programs incorporate best practices that seek to drive business performance and align our executives with stockholder interests:

What We Do		What We Don’t Do
✓	Pay for performance by tying the majority of executive compensation to pre-established, quantifiable performance goals or our stock price	×	Employment agreements (unless required by local law)
		×	Pension or supplemental retirement plan
✓	Double trigger provisions for all equity awards	×	Guaranteed salary increases for executive officers
✓	Balance of short- and long-term performance metrics	×	Inclusion of long-term incentive awards in severance benefit calculations
✓	Clawback Policy that applies to our annual cash incentive plan and long-term incentive plan	×	Contributions to the deferred compensation plan for any executive officer in fiscal year 2025
✓	Independent executive compensation consultant	×	Permit hedging of Under Armour shares (with no director or officer having any shares pledged as security in fiscal year 2025)
✓	Stock ownership guidelines for executive officers
✓	Conduct annual stockholder “say on pay” advisory vote	×	Allow recycling back into our equity plan of shares used for taxes or option exercises
		×	Provide excessive benefits and perquisites

Objectives and Elements of our Compensation Program
The overall objectives of our compensation program for our executive officers are to:
•Attract and retain highly qualified executives committed to our brand;
•Reward performance and motivate our executives to build and grow our business profitably;
•Align the interests of our executives with the interests of our stockholders;
•Provide competitive pay based on peer group and market data; and
•Provide internally equitable compensation to recognize our team-based approach.
During fiscal year 2025, the critical elements of our executive compensation program for our named executive officers that are designed to help achieve these objectives are as follows:

	Compensation Element	Purpose	Key Characteristics

FIXED
	Base Salary	Compensate fairly and competitively to help us attract and retain highly qualified executives	Determined primarily by the level of responsibility and experience while also considering competitive market data and internal equity

AT RISK
	Annual Cash Incentive Awards	Reward executives for the achievement of near-term financial objectives and individual performance	Target cash incentive amount set as a percentage of base salary Actual payout based on performance against pre-established financial targets and an individual performance factor

	Equity Awards	Directly link the interests of executives with stockholders, promote retention and reward strong performance to create long-term stockholder value
Reflects a combination of time based and performance based restricted stock units with the value of the awards directly tied to our stock price

Time based awards vest in three equal annual installments

Performance based awards vest only upon achievement of currency neutral net revenue and adjusted operating income targets; if achieved, these awards vest in three equal annual installments beginning at the end of the one-year performance period

As discussed further throughout this discussion and analysis, the fiscal year 2025 compensation package for our President and Chief Executive Officer consisted of a base salary, a performance based award vesting in certain annual increments only upon achievement of a share-price hurdle and a time based award vesting in three equal annual installments. As our founder and majority stockholder, tying the majority of Mr. Plank’s compensation solely to achievement of a significant share price increase represents his commitment to the performance and growth of our business and provides further alignment with the interests of our stockholders.
We offer limited benefits and perquisites to our executives and do not offer pension or other retirement plans, other than a 401(k) plan that is offered to our employees generally and a deferred compensation plan pursuant to which executives may defer certain compensation; however, we did not make any company contributions to this plan in fiscal year 2025 for any executive officers. See “—Benefits and Perquisites” below. Our annual equity awards include provisions allowing the acceleration of all or a portion of unvested amounts upon retirement for employees that meet certain criteria based on age and years of service. None of our named executive officers currently meet these retirement eligibility criteria.

Compensation Decision-Making Process
Human Capital and Compensation Committee review process
In early 2024, the Human Capital and Compensation Committee engaged the services of Willis Towers Watson (“WTW”) to provide executive compensation consulting services. The committee obtained from WTW competitive market data on compensation for executives to generally assess the competitiveness of our executive compensation. The competitive market data was based on a peer group and published industry survey data from WTW’s General Industry Executive Compensation and Retail/Wholesale Executive Compensation, among other surveys. The peer group was developed by management based on publicly traded companies within the apparel and footwear industries. Some of the companies within the peer group may compete with us for talent or compare our performance from time to time. The following companies were included in the peer group:

Fiscal Year 2025 Peer Group
Capri Holdings Limited	Levi Strauss & Co.	Skechers U.S.A., Inc.
Carters, Inc.	lululemon athletica inc.	Tapestry, Inc.
Columbia Sportswear Company	NIKE, Inc.	Urban Outfitters, Inc.
Deckers Outdoor Corporation	PVH Corp.	V.F. Corporation
Hanesbrands Inc.	Ralph Lauren Corporation
The Human Capital and Compensation Committee did not target compensation at or near any particular percentile ranking within the peer group or industry survey data or otherwise use this competitive market data to determine the amount or form of executive compensation. Rather the committee used this data as a general assessment of the competitiveness of our executive compensation programs. The committee determined that our executive compensation was reasonable when compared to the peer group and industry data. As discussed throughout this Compensation Discussion and Analysis section, the committee considers many factors in determining executive compensation levels, including the executive’s prior experience, the position and level of responsibility with our company, market competitiveness, and company, business unit and individual performance.
In May 2025, in conjunction with the review of performance against the fiscal year 2025 annual cash incentive plan targets and fiscal year 2026 salaries and annual equity awards for executive officers, the Human Capital and Compensation Committee reviewed tally sheets relating to executive officer compensation that were prepared by management. The tally sheets included summary compensation information for fiscal year 2023 through fiscal year 2025, including base salary, annual cash incentive awards and equity awards, and the value of unvested equity awards vesting in 2025 and future years.
The Human Capital and Compensation Committee reviewed similar tally sheet data in 2024 in conjunction with the approval of fiscal year 2025 base salaries and annual equity awards for executive officers.
Management’s role in determining compensation
As discussed throughout this Compensation Discussion and Analysis section, management makes recommendations to the Human Capital and Compensation Committee on base salaries, annual cash incentive awards, annual equity awards and other types of compensation for executive officers, other than our President and Chief Executive Officer, Mr. Plank. With respect to fiscal year 2025, in early fiscal year 2025 Mr. Plank, with input from other senior executives, recommended the salaries, annual incentive awards and equity awards for our executive officers. The recommendations are based on an assessment of each executive’s performance, including the performance of the business unit(s) for which the executive officer has responsibility and contributions made to the overall success of our business. Given that Mr. Plank returned as President and Chief Executive Officer effective as of the start of fiscal year 2025, his fiscal year 2025 compensation was approved by the committee in connection with his return to the role in early fiscal year 2025.
Certain executives, including our Chief Executive Officer, our Chief People Officer, our Vice President of Total Rewards and Shared Services, our Chief Financial Officer and our Chief Legal Officer and Corporate Secretary, have also been involved in recommendations on the design and framework for our annual cash incentive awards and our annual equity awards. These executives also attend meetings of the Human Capital and Compensation Committee from time to time. The committee generally approves salaries and annual incentive awards for executive officers in executive sessions of the committee without management present.

Components of Our Fiscal Year 2025 Compensation Program
Base Salary
The Human Capital and Compensation Committee approves base salaries for our executive officers at levels it deems appropriate based primarily on the executive’s level of responsibility, experience and competitive market data.
The following table summarizes the base salaries for our named executive officers approved by the Human Capital and Compensation Committee for fiscal year 2025:

Named Executive	Title	Base Salary
Kevin Plank	President and Chief Executive Officer	$900,000
David Bergman	Chief Financial Officer	$750,000
Shawn Curran	Chief Supply Chain Officer	$725,000
Yassine Saidi	Chief Product Officer	$715,000
Kara Trent	President, Americas	$600,000
Jim Dausch(1)	Former Chief Strategy and Consumer Experience Officer	$625,000
(1)Mr. Dausch served as Chief Consumer Officer from July 2023 to May 2024, and served as Chief Strategy and Consumer Experience Officer from May 2024 through August 30, 2024, when he left the company.
Mr. Plank returned to the role of President and Chief Executive Officer effective April 1, 2024. Previously, he served as the Executive Chair and Brand Chief. In connection with returning to the role of President and Chief Executive Officer, the Human Capital and Compensation Committee approved an increase in his annual base salary from $500,000 to $900,000, effective July 1, 2024.
The Human Capital and Compensation Committee did not increase any other named executive officer’s base salary in fiscal year 2025. In making this decision, the committee considered competitive market data on compensation for comparable positions from WTW’s executive compensation market assessment, which includes surveys and proxy data.
Annual Cash Incentive Award
Plan Design and Performance Measures
We have an annual cash incentive plan for our executive officers pursuant to which executives are eligible for a cash incentive award based primarily on company performance during the year. In May 2024, we announced our financial expectations for fiscal year 2025, noting that we expected net revenue to be down at a low-double-digit percentage rate as compared to the prior fiscal year, and adjusted operating income of $130 million to $150 million. The Human Capital and Compensation Committee considered these expectations when establishing targets under the annual cash incentive plan.
Below is a summary of the targets considered in our annual cash incentive plan for fiscal year 2025, their relative weighting and our performance against each metric:

Fiscal Year 2025 Annual Cash Incentive Plan Financial Targets
	Weighting	Description	Threshold	Target	Maximum	FY2025 Results

Adjusted Operating Income*	65%	Weighting emphasizes the continued importance of profitability when determining ultimate award amounts	$130 million	$190 million	$224 million	$212 million

Currency Neutral Net Revenue**	35%	Continued revenue growth considered a fundamental indicator of our business strength	$5,025 million	$5,250 million	$5,475 million	$5,194 million
* The Adjusted Operating Income targets above must include the funding for the incentive award amounts. As a result, in order to fund higher incentive award amounts above the threshold level, the company must have achieved Operating Income levels even higher than those shown above. Our actual GAAP reported Operating loss for fiscal year 2025 was approximately $(185) million.
** The threshold Adjusted Operating Income goal must be met for the Currency Neutral Net Revenue performance metric to be funded for payout. If the Adjusted Operating Income payout is above threshold, but below target, the payout for the Currency Neutral Net Revenue metric cannot exceed 50% of the Adjusted Operating Income payout.

Our annual cash incentive plan for executives for fiscal year 2025 was based primarily on the financial targets described above. Each executive’s performance was tied to overall company performance rather than individual business units. In addition, while the annual cash incentive award amounts are primarily determined based on the company-wide measures discussed above, the Human Capital and Compensation Committee also considers the individual performance of our executive officers, and may adjust up or down the annual cash incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility and the contributions the executive and department are making to the overall success of Under Armour.
Our annual cash incentive plan for executives for fiscal year 2025 was initially designed with the two financial metrics discussed above and a third metric related to certain strategic objectives. At its meeting in February 2025, the committee further discussed with management and WTW the design of the fiscal year 2025 annual cash incentive plan and the company’s consistent performance against its financial objectives throughout the year. In executive session, the committee determined to consider only the two financial metrics in the fiscal year 2025 executive annual cash incentive plan when considering performance under the plan: adjusted operating income (weighted at 65%; previously 60%) and currency neutral net revenue (weighted at 35%, previously 30%).
Incentive Award Levels and Fiscal Year 2025 Results
For fiscal year 2025, the Human Capital and Compensation Committee set the following award target levels under our annual cash incentive plan for our named executive officers (other than the Chief Executive Officer) based on achievement of the metrics outlined above:

Threshold	Target	Maximum
(Pays at 50% of Target)		(Pays at 200% of Target)

37.5% of annual salary	75% of annual salary	150% of annual salary

The Human Capital and Compensation Committee did not increase the annual cash incentive award target levels for fiscal year 2025 as compared to fiscal year 2024. Between the threshold amount and the target amount of each metric, and the target amount and maximum amount of each metric, the company utilizes a sliding scale to determine the payout based on the amount of funding generated by the incremental adjusted operating income dollars or currency neutral net revenue dollars. The annual incentive amounts for all the named executive officers were set at the above levels in order to have a significant percentage of the executive officers’ total compensation tied primarily to corporate performance. We believe tying a significant percentage of executive officers’ total compensation to corporate performance supports our objective to motivate our executives to build and profitably grow our business.
With respect to adjusted operating income, we achieved between the target and maximum performance levels, with adjusted operating income of $212 million. With respect to currency neutral net revenue, we achieved between the threshold and target performance level, with currency neutral net revenue of $5.19 billion. Based on these performance conditions, the Human Capital and Compensation Committee approved fiscal year 2025 annual cash incentive award amounts for the named executive officers at 115% of the target level of performance.
The annual cash incentive award for our executives is primarily determined based on the performance measures discussed above. However, the Human Capital and Compensation Committee considers the overall performance of our executive officers, and may adjust the annual incentive amounts based on individual performance during the year. Performance reviews are generally based on a qualitative assessment of performance and consider the executive’s performance and the performance of the department or departments for which the executive has responsibility, as well as the contributions the executive and department are making to the overall success of Under Armour. The CEO makes recommendations to the committee for adjustments for executives, if any. For fiscal year 2025, Mr. Curran and Mr. Saidi received individual performance adjustments to their annual cash incentive awards, resulting in their final award amounts multiplied by 1.05 (or 105% of the amount). This was based on their strong performance against strategic objectives in their respective areas. Ms. Trent also received an individual performance adjustment for her fiscal year 2025 annual cash incentive award, resulting in her final award amount multiplied by 1.15 (or 115% of the amount). This was based on her strong performance against the fiscal year 2025 plan for the North America and LATAM region. Due to departure of Mr. Dausch within six months of the start of the fiscal year, Mr. Dausch did not receive a fiscal year 2025 bonus pursuant to the terms of the Under Armour, Inc. Executive Severance Program. For the amounts paid to the named executive officers, see the “Fiscal Year 2025 Summary Compensation Table” below.

Bonus Award
As discussed above, following Mr. Plank’s return to the role of President and Chief Executive Officer, in the first quarter of fiscal year 2025 the Human Capital and Compensation Committee approved an updated compensation package consisting of a salary increase, a performance based restricted stock unit award vesting only upon achievement of a share-price hurdle and a time based restricted stock unit award. At the time, it was not contemplated that Mr. Plank would participate in the fiscal year 2025 annual cash incentive plan. However, following the completion of fiscal year 2025, considering factors including Mr. Plank’s and the company’s performance and recent volatility and uncertainty in the stock market related to macroeconomic factors, following discussions with WTW and management, the committee granted Mr. Plank a cash bonus of $1,035,000, which amount equates to a target bonus of 100% of Mr. Plank’s fiscal year 2025 salary at the achieved 115% funding level for the fiscal year 2025 annual cash incentive plan. This award is reflected in the “Fiscal Year 2025 Summary Compensation Table” below.
Equity Awards
Management and the Human Capital and Compensation Committee believe equity awards are an essential component of executive compensation and serve to better align the interests of our executives with those of our stockholders.
The Human Capital and Compensation Committee approves equity awards under our Fourth Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as amended (the “2005 Plan”). The purpose of the 2005 Plan is to enhance our ability to attract and retain highly qualified executives and other persons and to motivate them to improve our business results and earnings for the long-term by providing them with equity holdings in Under Armour. While the committee has the discretion under the terms of the plan to issue awards for shares of our Class A Stock, the committee has used only our Class C Stock for equity compensation in recent years.
Annual Equity Awards for the Chief Executive Officer for Fiscal Year 2025
For fiscal year 2025, in connection with Mr. Plank returning to the role of President and Chief Executive Officer, management recommended, and the committee approved, granting pursuant to the 2005 plan a performance based restricted stock unit award for 2,000,000 shares of the company’s Class C Stock (representing a grant date fair value of $8,260,000) (the “CEO PSU Award”) and a time based restricted stock unit award for $840,000 of the company’s Class C Stock (the “CEO RSU Award”). These equity awards are included in the “Grants of Plan-Based Awards for Fiscal Year 2025” table below.
The CEO PSU Award is eligible to vest in certain annual increments only upon achievement of a share-price hurdle. This requires that the average of the closing trading prices of the Class C Stock equal or exceed $13.00 over 60 consecutive trading days. The closing price of the Class C Stock on the New York Stock Exchange on the grant date, June 3, 2024, was $6.78 per share. As our founder and majority stockholder, tying the majority of Mr. Plank’s compensation solely to achievement of a significant share price increase represents his commitment to and confidence in the performance and growth of our business and provides further alignment with stockholder interests.
Under the terms of the CEO PSU Award, if the share-price hurdle is not achieved prior to March 31, 2028, the award will be forfeited in full. The share-price hurdle was not achieved during fiscal year 2025. If the share-price hurdle is achieved during fiscal year 2026, then the award vests 1,000,000 units in May 2026, 500,000 units in May 2027 and 500,000 units in May 2028. If the share-price hurdle is achieved during fiscal year 2027, then the award vests 1,500,000 units in May 2027 and 500,000 units in May 2028. If the share-price hurdle is achieved during fiscal year 2028, then the award vests in full in May 2028.
The CEO RSU Award follows the design of the time based awards granted to the other named executive officers described below, and vests in three equal annual installments in June 2025, May 2026 and May 2027.
The CEO PSU Award and the CEO RSU Award are each subject to the terms and conditions set forth in the related grant agreements, and both awards are subject to Mr. Plank’s continuous employment through the applicable vesting dates (other than in the case of death or disability, in which case, he would receive the 100% of the awards). In the event of a change in control of the company in which the equity awards are not continued, assumed or substituted with a substitute award, the CEO PSU Award will vest in full if either the share-price hurdle was achieved prior to the date of the change in control or if the per share value received by stockholders in the transaction equals or exceeds $13.00 (and otherwise will be forfeited), and the CEO RSU Award will vest in full. In the event of a change in control of the company in which substitute awards are provided, the CEO PSU Award will continue based on the terms of the substitute award, and the CEO RSU Award will continue with the same vesting dates as applied prior to the change in control, in each case, subject to full accelerated vesting if Mr. Plank’s employment is terminated by the successor company without cause or he resigns for good reason within two years following the change in control.
Annual Equity Awards for the Other Named Executive Officers for Fiscal Year 2025
As discussed above, for fiscal year 2025, management recommended, and the committee approved, maintaining our historical practice of granting our named executive officers (other than the CEO as discussed above) 50% time based and 50% performance based restricted stock unit awards for the annual equity award program. The following provides a summary of the fiscal year 2025 annual equity award program for our other named executive officers:

50% Time Based Awards
Represents 50% of the total grant date fair value of annual equity awards
Vests in three equal annual installments in June 2025, May 2026 and May 2027
Promotes long-term retention of executives and alignment with stockholder interests

50% Performance Based Awards
Represents 50% of the total grant date fair value of annual equity awards
Currency neutral net revenue and adjusted operating income targets over a one-year performance period (fiscal year 2025), with payouts ranging from 25% to 200% based on the performance level achieved or forfeiture of the awards if threshold performance level is not achieved
If performance metrics are achieved, awards vest in three equal annual installments beginning in June 2025
Emphasizes and incentivizes financial performance by providing upside potential for stronger growth and profitability and further promotes long-term retention of executives and alignment with stockholder interests

Employees receiving equity awards under the 2005 Plan are chosen primarily based on their position and responsibilities within the company. The amount of the equity award to each employee is generally tiered based on the employee’s level within the company and competitive market practices, and for executive officers the Human Capital and Compensation Committee considered the mix of equity awards as part of the total compensation for executives. Employees at the Senior Vice President level and above receive 50% of their annual equity awards granted in the form of time based restricted stock units and 50% granted in the form of performance based restricted stock units, while equity-eligible employees below the Senior Vice President level receive 100% of their annual equity awards granted in the form of time based restricted stock units.
With respect to each of the other named executive officers, the committee recommended an annual equity award target with the same grant date fair value as the prior year (with 50% granted in the form of time based restricted stock units and 50% in the form of performance based restricted stock units). These equity awards are included in the “Grants of Plan-Based Awards for Fiscal Year 2025” table below. Mr. Dausch forfeited all of his fiscal year 2025 annual equity awards upon his departure.
While historically the annual performance based restricted stock unit awards included three-year combined currency neutral net revenue and adjusted operating income targets, given the change in CEO, which occurred in April 2024 just prior to the annual equity award grant date in June 2024, the company’s strategic decision to proactively reduce discounting and promotional activity in its direct-to-consumer business and the general uncertainty and volatility in the retail sector, management recommended, and the committee approved, a one-year performance period for the performance based equity awards granted in fiscal year 2025 based on currency neutral net revenue and adjusted operating income targets consistent with our financial plan at the start of fiscal year 2025.

Below is a summary of the targets considered in our fiscal year 2025 performance based restricted stock unit awards, their relative weighting and our performance against each metric:

Fiscal Year 2025 Performance Based Equity Awards Financial Targets
	Weighting	Threshold	Target	Maximum	FY2025 Results

Adjusted Operating Income	50%	$130 million	$190 million	$275 million	$212 million

Currency Neutral Net Revenue	50%	$5,025 million	$5,250 million	$5,515 million	$5,194 million
As a result, 107% of the target amount of the fiscal year 2025 performance based equity awards was earned, vesting in three equal annual installments, the first of which vested in June 2025.
Time Based Equity Awards
From time to time management recommends, and the Human Capital and Compensation Committee approves, other time based restricted stock unit awards to certain of our executive officers, typically in connection with the officer joining our company, a change in the scope of the officer’s responsibilities, or to ensure that the officer’s financial interests are sufficiently aligned with the interests of our stockholders. In determining the amount of these awards, management and the committee considered primarily the executive’s position and level of responsibility within our company, as well as the retention and long-term incentive value of the award.
In August 2024, management recommended, and the committee approved, a time based restricted stock unit award with a grant date fair value of $350,000 for Mr. Saidi. The award will vest in two equal installments in August 2026 and August 2027, subject to continued employment. In considering this award, the committee considered the value of Mr. Saidi’s outstanding unvested equity awards and the criticality of his role to the company’s business strategy and financial performance. This equity award is included in the “Grants of Plan-Based Awards for Fiscal Year 2025” table below.
Fiscal Year 2026 Compensation Changes
As discussed above, the company historically establishes both short-term and long-term performance compensation financial targets during the first quarter of each fiscal year, informed by management’s financial expectations for the fiscal year. In May 2025, given the uncertainty in the global trade environment due to recent changes in trade policy, our Human Capital and Compensation Committee delayed approval of certain elements of our fiscal year 2026 compensation program, specifically the financial targets for our annual cash incentive award. The committee expects to consider these elements of our compensation program during the second quarter of fiscal year 2026. In addition, due to these uncertainties, the committee determined to deviate from its historical practice of granting 50% performance based equity awards in connection with our annual equity award program and granted only time based restricted stock unit awards to our executive officers other than our Chief Executive Officer. These awards will vest in three equal annual installments beginning in May 2026. With respect to our President and Chief Executive Officer, the committee granted a fiscal year 2026 performance based award similar to the award granted in fiscal year 2025, which is eligible to vest in certain annual increments only upon achievement of a share-price hurdle.

As discussed further in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, on June 20, 2024, our company entered into a settlement agreement resolving a securities class action lawsuit. Under the terms of the settlement, we agreed to a non-monetary provision restricting our ability to grant time based restricted stock or restricted stock units to our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer for a three-year period. Given the uncertainty regarding the global trade environment and potential impacts on our results of operations, as well as the committee’s decision to not grant our named executive officers (other than our Chief Executive Officer) performance based equity awards, in May 2025 the committee granted our Chief Financial Officer a restricted cash award in lieu of an annual equity award for fiscal year 2026 valued at the same amount that the grant date fair value of his annual equity award would have been. The award will vest in three equal annual installments beginning in May 2026. Amounts are not subject to any adjustment based on our performance or our stock price. With respect to our President and Chief Executive Officer, the committee granted time based stock options in lieu of the time based equity award granted in fiscal year 2025, which the committee determined would further incentivize Mr. Plank to drive long-term stockholder value as the options only have value to the extent our stock price increased over the price on the grant date.
With respect to the fiscal year 2026 cash compensation of our President and Chief Executive Officer, while the Human Capital and Compensation Committee decided to maintain Mr. Plank’s fiscal year 2025 salary for fiscal year 2026, in light of Mr. Plank’s strong performance and considering Mr. Plank’s compensation package as compared to market data, following discussions with WTW and management, the committee decided to include Mr. Plank in the fiscal year 2026 annual cash incentive plan with a target bonus of 230% of his fiscal year 2026 salary.
Benefits and Perquisites
We have no defined benefit pension plan or any type of supplemental retirement plan for executives. We have a deferred compensation plan to provide senior management, including executive officers, with a way to save on a tax-deferred basis for retirement and other needs. The plan allows for company contributions in certain limited cases. See “Nonqualified Deferred Compensation” for a description of this plan and the balances under the plan for the named executive officers. We did not make any company contributions to the plan in fiscal year 2025 for any named executive officer.
Executive officers are eligible to participate in our broad-based benefit plans available to employees generally, including a 401(k) plan and Employee Stock Purchase Plan.
We offer employer-paid individual disability insurance to all benefits-eligible employees. The standard benefit offered to all employees above the director level provides long-term disability insurance equal to 50% of their salary, up to a maximum benefit of $12,500 per month. From April 1, 2024 through September 30, 2024, we paid the premiums for supplemental long-term disability insurance for certain of our named executive officers who were executive officers located in the United States at the time of the annual enrollment. The supplemental policy increased such executive officer’s coverage to up to 75% of his or her salary and bonus, up to a maximum benefit of $20,000 per month (or $32,500 total maximum benefit under the standard and supplemental policies). We did not provide any tax gross-up to our executive officers to cover the income taxes incurred as a result of our paying the premiums on these policies. Beginning on October 1, 2024, we no longer paid the premiums for any of our executive officers for our supplemental long-term disability insurance. However, our executive officers have the ability to elect to pay the premiums of the supplemental policy to increase their coverage to up to 75% of their salary and bonus, up to a maximum benefit of an additional $10,000 per month (or $22,500 total maximum benefit under the standard and supplemental policies).

Other Compensation Practices
Equity Grant Practices
During fiscal year 2025, equity awards were generally granted to executive officers at one of our regularly scheduled Human Capital and Compensation Committee meetings or by unanimous written consent. Our practice is to grant restricted stock units with a grant date fair value based on the closing market price of our common stock on the grant date. In years where stock options are granted, our practice is to grant stock options with an exercise price equal to the closing market price of our common stock on the grant date. We do not backdate grants of awards and we have not had any program, plan or practice to select stock option or restricted stock unit grant dates for executive officers in coordination with the release of material non-public information in order to create value for the executive.
Hedging and Pledging
As part of our insider trading policy described below, our board has adopted prohibitions against specified individuals from engaging in hedging transactions of Under Armour stock. Persons subject to the policy are prohibited from effecting short sales of our securities. Our insider trading policy defines a short sale as a sale involving securities the seller does not own at the time of the sale or, if owned by the seller, securities that will be delivered on a delayed basis beyond the customary settlement date. Our insider trading policy also prohibits purchases or sales of derivative securities, such as puts and calls, relating to our stock. While our policy does not prohibit pledging our securities, none of our directors or executive officers has any shares pledged as security.
Insider Trading Policy
We have adopted the Under Armour Insider Trading Policy, which governs the purchase, sale and other dispositions of our securities by all of our directors, officers and employees, as well as their spouses, minor children, relatives and other persons who live with them, and any trusts, estates or other entities over which they exercise control or in which they have any beneficial interest. Our insider trading policy is designed to promote compliance with insider trading laws, rules and regulations, as well as the rules and regulations of the New York Stock Exchange. In addition to the restrictions described above, it prohibits those who are subject to the policy from trading securities of any company, including Under Armour, while in possession of material non-public information, and from buying, selling or gifting our securities even if not in possession of such information during certain trading blackout periods, subject to limited exceptions. Our insider trading policy also imposes additional trading restrictions applicable to our directors, executive officers and designated insiders (as defined therein). The foregoing summary of our insider trading policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Under Armour Insider Trading Policy, a copy of which can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and is available through our corporate website, https://about.underarmour.com/, under “Investors—Corporate Governance.”
Clawback Policy
Effective October 2023, our Board of Directors adopted the Under Armour, Inc. Clawback Policy (the “Clawback Policy”) designed to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Securities Exchange Act of 1934 and the listing standards of the New York Stock Exchange. The Clawback Policy provides that in the event the company is required to prepare an accounting restatement, the company will seek to recover from certain current or former executives any incentive-based compensation received on or after October 2, 2023 and during the three completed fiscal years immediately preceding the date of the applicable accounting restatement to the extent the amount of such incentive-based compensation received by any such executive officer exceeds the amount that would have been received had such incentive-based compensation been determined based on the restated financial reporting measure, with limited exceptions. The recovery of such compensation applies regardless of whether a covered executive engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement.

In addition, in event the accounting restatement is as a result of misconduct, then, in addition to any other recoupment obligations set forth under the Clawback Policy, the company’s Chief Executive Officer and Chief Financial Officer shall reimburse the company for any bonus or other incentive-based or equity-based compensation received by such person from the company during the 12-month period following the public issuance or filing of the accounting restatement and any profits realized from the sale of securities of the company during such 12-month period, in accordance with the requirements of the Sarbanes-Oxley Act of 2022.
The foregoing summary of the Clawback Policy does not purport to be complete and is qualified in its entirety by reference to the full text of the Clawback Policy, a copy of which can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and is available through our corporate website, https://about.underarmour.com/, under “Investors—Corporate Governance.”
Executive Severance
Executive Severance Program
We provide severance benefits to all of our executives (other than Mr. Plank) in connection with a termination without cause occurring other than in connection with a change in control though the Under Armour, Inc. Executive Severance Program (as amended, the “Severance Plan”), which was adopted by the Human Capital and Compensation Committee in November 2022 and most recently amended in May 2024. Under the Severance Plan, if an executive’s employment is terminated without Cause, the executive is entitled to a lump-sum payment of: (i) the executive’s annual base salary multiplied by 1.5, in the case of an executive vice president, or 1, in the case of a senior vice president; (ii) a pro-rated annual cash incentive award based on our company’s actual performance for the year (subject to the executive having been employed through at least the first six months of the year, with payment delivered in the following year concurrently with payments to all employees and the individual performance based on the average individual performance multiplier of the middle performance rating for the plan year); (iii) fully paid premiums for medical and dental benefits for a period 18 months, in the case of an executive vice president, or 12 months, in the case of a senior vice president and (iv) a cash payment to be applied to career transition support services. The executive must agree not to compete against the company for one year to receive these benefits. The Severance Plan is described in further detail below under “Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control.”
Executive Change in Control Severance Plan
In November 2022, the Human Capital and Compensation Committee adopted the Under Armour, Inc. Executive Change in Control Severance Plan (as amended in February 2023, the “CIC Severance Plan”), of which all of our executives except Mr. Plank are participants. The purpose of the CIC Severance Plan is to ensure that we are able to receive and rely upon the executive’s advice as to the best interest of the company and our stockholders in connection with a change in control without concern that the executive might be distracted, or his or her advice may be affected by the personal uncertainties and risks created by a change in control. The CIC Severance Plan provides severance only following a change in control and only if the executive’s employment is terminated without cause or the executive leaves for good reason within two years after the change in control or within three months before but in connection with the change in control, generally referred to as a “double trigger.” The CIC Severance Plan does not provide for a tax gross-up. The primary benefit offered under the CIC Severance Plan is severance in an amount equal to the sum of (x) the executive’s annual base salary for the current year plus (y) the executive’s target annual cash incentive award, multiplied by 1.5. The executive forfeits her or his annual cash incentive award for the year in which the employment ends. The executive must agree not to compete against the company for one year to receive these benefits. The CIC Severance Plan is described in further detail below under “Executive Compensation Tables—Potential Payments Upon Termination of Employment or Change in Control.”
Separation of Jim Dausch
As described above, Jim Dausch left the company on August 30, 2024. In connection with his separation from the company, the company and Mr. Dausch entered into a separation agreement consistent with the terms of our Severance Plan and providing for the following: (i) $937,500 in separation payments (equal to one and a half times his annual base salary); (ii) $25,000 to reimburse Mr. Dausch for potential outplacement services; and (iii) $28,837 in respect of accrued but unused paid time off in accordance with the company’s paid time off policies then in effect. Upon his departure, Mr. Dausch forfeited all of his unvested equity awards.

Deductibility of Executive Compensation
In prior years, management and the Human Capital and Compensation Committee have reviewed and considered, as appropriate, the effect of limitations on deductibility for federal income tax purposes under Section 162(m) of the Internal Revenue Code of compensation in excess of $1 million that was paid to certain executive officers. The Tax Cuts and Jobs Act of 2017 repealed the exemption from the Section 162(m) deduction limit for performance based compensation, effective for taxable years beginning after December 31, 2017. As a result, all performance based compensation paid to our named executives is now included when determining compensation in excess of $1 million that generally will not be deductible. The Human Capital and Compensation Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of attracting and retaining talented management. Accordingly, the Human Capital and Compensation Committee will continue to retain the discretion to pay compensation that is not deductible.

Human Capital and Compensation Committee Report
The Human Capital and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with Under Armour’s management. Based on this review and discussion, the Human Capital and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, as filed with the SEC.
David W. Gibbs, Chair
Jerri L. DeVard
Eugene D. Smith
Patrick W. Whitesell

EXECUTIVE COMPENSATION TABLES
Our most recently completed fiscal year was the twelve-month period that began on April 1, 2024 and ended on March 31, 2025, which we refer to as fiscal year 2025. Our fiscal year 2024 began on April 1, 2023 and ended on March 31, 2024. Our fiscal year 2023 began on April 1, 2022 and ended on March 31, 2023. As previously disclosed, our Board of Directors approved a change in our fiscal year end from December 31 to March 31, effective for the fiscal year beginning April 1, 2022. In this Proxy Statement, we refer to the three-month period that began on January 1, 2022 and ended on March 31, 2022 as the transition period or 2022 TP. There was no fiscal year 2022. The change in fiscal year end impacted the design and timing of the approval of certain elements of our fiscal year 2023 executive compensation program, as described in our 2023 Proxy Statement.
Fiscal Year 2025 Summary Compensation Table
The following table sets forth information concerning compensation paid or accrued during fiscal year 2025, fiscal year 2024, fiscal year 2023 and the transition period to the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal year 2025, the other three most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2025 and one additional former executive officers for whom disclosure would have been provided in this proxy statement but for the fact that this individual was not serving as an executive officer of the company at the end of fiscal year 2025. Certain salary and annual incentive plan compensation amounts may be deferred under our deferred compensation plan as discussed under “Nonqualified Deferred Compensation” below.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Kevin Plank(4)	2025	803,462	1,035,000	9,100,000	—	25,540	10,964,002
President and Chief Executive Officer	2024	500,000	—	4,000,000	127,220	18,547	4,645,767
	2023	501,923	—	2,000,000	486,750	20,952	3,009,625
	2022 TP	123,077	—	2,000,000	—	7,571	2,130,648
David Bergman	2025	752,885	—	1,500,000	648,500	18,572	2,919,957
Chief Financial Officer	2024	750,000	—	1,500,000	70,436	24,212	2,344,648
	2023	752,885	—	750,000	273,797	23,020	1,799,702
	2022 TP	184,615	—	1,500,000	—	10,315	1,694,930
Shawn Curran(5)	2025	727,789	—	1,250,000	658,200	23,964	2,659,953
Chief Supply Chain Officer
Yassine Saidi(5)	2025	704,002	—	1,600,000	649,100	141,864	3,094,966
Chief Product Officer
Kara Trent(5)	2025	602,308	—	950,000	596,600	95,736	2,244,644
President, Americas
Jim Dausch(6)	2025	264,423	—	1,250,000	—	1,012,415	2,526,838
Former Chief Strategy and Consumer Experience Officer	2024	432,692	200,000	1,293,750	148,534	17,951	2,092,927

(1)Reflects the grant date fair value of all performance and time based restricted stock unit awards in accordance with SEC disclosure rules. As discussed above, the performance based awards granted to the named executive officers, other than the CEO, in fiscal year 2025 included threshold, target and maximum levels of performance and are based on our fiscal year 2025 performance. As discussed above, the performance based award granted to the CEO in fiscal year 2025 is eligible to vest in certain annual increments only upon achievement of a share-price hurdle. With respect to all of the performance based awards granted in fiscal year 2025, 100% of the target value is included in the table above, which was the amount we deemed probable when the awards were first granted.
In accordance with SEC disclosure rules, we are required to present the fair values of the fiscal year 2023, fiscal year 2024 and fiscal year 2025 performance based awards at grant date assuming achievement at the highest level or “maximum” level of performance conditions for each of these awards (equal to 200% of the target value for all performance based awards other than the award granted to Mr. Plank in fiscal year 2025). The value of any time based awards are not included.

Name	Fiscal Year 2023 Performance Based Awards ($)	Fiscal Year 2024 Performance Based Awards ($)	Fiscal Year 2025 Performance Based Awards ($)
Kevin Plank	4,000,000	4,000,000	8,260,000
David Bergman	1,500,000	1,500,000	1,500,000
Shawn Curran			1,250,000
Yassine Saidi			1,250,000
Kara Trent			950,000
Jim Dausch		1,250,000	1,250,000
Since Mr. Curran, Mr. Saidi and Ms. Trent were not named executive officers prior to fiscal year 2025, we are only required to provide their fiscal year 2025 compensation. Since Mr. Dausch was not a named executive officer in fiscal year 2023, we are only required to provide his fiscal year 2024 and fiscal year 2025 compensation.
The performance period for the fiscal year 2023 awards ended on March 31, 2025. We did not achieve the threshold performance condition, which resulted in the forfeiture in full of the fiscal year 2023 performance awards.
The performance period for the fiscal year 2024 awards continues through the end of fiscal year 2026. However, in the fourth quarter of fiscal year 2024, we determined that the achievement of the threshold performance condition for the fiscal year 2024 awards was not probable. Therefore, we do not currently expect any of the fiscal year 2024 performance awards to vest and expect that they will be forfeited in full.
The performance period for the fiscal year 2025 awards granted to the named executive officers, other than the CEO, ended on March 31, 2025. As discussed above, we achieved between the target and maximum levels of performance for the adjusted operating income performance metric and between the threshold and target levels of performance for the currency neutral net revenue performance metric, which resulted in 107% of the target amount of these awards earned. The fiscal year 2025 performance awards vest in three equal installments in June 2025, May 2026 and May 2027.
As discussed above, the share-price hurdle for the fiscal year 2025 award granted to the CEO was not achieved during fiscal year 2025. If the share-price hurdle is not achieved prior to March 31, 2028, the award will be forfeited in full.
(2)Equity grants included in this table are further described above under the “Compensation Discussion and Analysis” or below in the “Grants of Plan-Based Awards for Fiscal Year 2025” or “Outstanding Equity Awards at 2025 Fiscal Year-End” tables. We have disclosed the assumptions made in the valuation of the stock awards in “Stock Based Compensation” under Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.
(3)See the "Fiscal Year 2025 All Other Compensation” table below.
(4)As discussed above, Mr. Plank returned to the role of President and Chief Executive Officer effective April 1, 2024. Previously, he served as the Executive Chair and Brand Chief. In connection with returning to the role of President and Chief Executive Officer, the Human Capital and Compensation Committee approved an increase in his annual base salary from $500,000 to $900,000, effective July 1, 2024. As discussed above, while the Human Capital and Compensation Committee initially did not contemplate that Mr. Plank would participate in the fiscal year 2025 annual cash incentive plan, following the completion of fiscal year 2025, the committee granted Mr. Plank a cash bonus of $1,035,000, which amount equates to a target bonus of 100% of Mr. Plank’s fiscal year 2025 salary at the achieved 115% funding level for the fiscal year 2025 annual cash incentive plan. See “Compensation Discussion and Analysis—Components of our Compensation Program—Annual Cash Incentive Award—Additional Cash Award.”
(5)Since Mr. Curran, Mr. Saidi and Ms. Trent were not named executive officers prior to fiscal year 2025, we are only required to provide their fiscal year 2025 compensation.
(6)Since Mr. Dausch was not a named executive officer prior to fiscal year 2024, we are only required to provide his fiscal year 2024 and fiscal year 2025 compensation. As previously disclosed, Mr. Dausch left the company on August 30, 2024. Upon his departure, he forfeited the time based and performance based restricted stock unit awards granted in fiscal year 2025 in full, as well as the unvested portions of the restricted stock unit awards granted in fiscal year 2024. See “Compensation Discussion and Analysis—Other Compensation Practices—Executive Severance—Separation of Jim Dausch.”

Fiscal Year 2025 All Other Compensation

Name	Insurance Premiums ($)(1)	Matching Contributions Under 401(k) Plan ($)	Other ($)(2)	Tax Reimbursements ($)(3)	Total ($)
Kevin Plank	3,565	19,275	2,700	—	25,540
David Bergman	3,618	14,954	—	—	18,572
Shawn Curran	5,010	16,254	2,700	—	23,964
Yassine Saidi	—	—	99,835	42,029	141,864
Kara Trent	—	19,338	55,862	20,535	95,735
Jim Dausch	3,939	8,031	1,000,444	—	1,012,414
(1)The insurance premiums are for supplemental disability insurance for the named executive officers paid by the company between April 1, 2024 and September 30, 2024. This insurance provides up to $20,000 per month in disability insurance until age 67 and supplements the disability insurance offered to employees generally, which provides a maximum of $12,500 during each of calendar years 2023, 2024 and 2025. As discussed above, beginning on October 1, 2024, the company no longer paid any insurance premiums for supplemental disability insurance for any executive officers.
(2)For Mr. Plank and Mr. Curran, includes the aggregate incremental cost to the company for an executive health exam. For Mr. Saidi, includes relocation benefits of $60,536 and the aggregate incremental cost to the company for certain tax and immigration services of $25,044 and $14,255, respectively. For Ms. Trent, includes relocation benefits of $46,801 and the aggregate incremental cost to the company for certain tax services of $9,061. For Mr. Dausch, includes separation benefits as described above in “Compensation Discussion and Analysis—Other Compensation Practices—Executive Severance.”
(3)For Mr. Saidi and Ms. Trent, includes a gross-up amount to cover taxes on the relocation benefits identified in note (2) above.
Grants of Plan-Based Awards for Fiscal Year 2025
The following table contains information concerning: (1) possible payments to the named executive officers under our fiscal year 2025 annual cash incentive plan approved by the Human Capital and Compensation Committee in fiscal year 2025; and (2) estimated equity award payouts to the named executive officers in fiscal year 2025 under the 2005 Plan. All equity awards included in the table below were for shares of our Class C Stock.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name and Principal Position	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Plank
President and Chief Executive Officer	6/03/2024	5/31/2024							123,894	840,000
	6/03/2024	5/31/2024					2,000,000			8,260,000
David Bergman			281,250	562,500	1,125,000
Chief Financial Officer	6/03/2024	5/23/2024							110,620	750,000
	6/03/2024	5/23/2024				55,310	110,620	221,240		750,000
Shawn Curran			271,875	543,750	1,087,500
Chief Supply Chain Officer	6/03/2024	5/23/2024							92,183	625,000
	6/03/2024	5/23/2024				46,092	92,183	184,366		625,000
Yassine Saidi			268,125	536,250	1,072,500
Chief Product Officer	6/03/2024	5/23/2024							92,183	625,000
	6/03/2024	5/23/2024				46,092	92,183	184,366		625,000
	8/28/2024	8/28/2024							46,358	350,000
Kara Trent			225,000	450,000	900,000
President, Americas	6/03/2024	5/23/2024							70,059	475,000
	6/03/2024	5/23/2024				35,030	70,059	140,118		475,000
Jim Dausch			234,375	468,750	937,500
Former Chief Strategy and Consumer Experience Officer	6/03/2024	5/23/2024							92,183	625,000
	6/03/2024	5/23/2024				46,092	92,183	184,366		625,000

(1)The fiscal year 2025 annual equity awards to be granted to the named executive officers (other than Mr. Plank) were approved by the Human Capital and Compensation Committee at its regularly scheduled meeting on May 23, 2024 with a grant date of June 3, 2024, which date was expected to be at least two trading days following the filing of the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024 with the U.S. Securities and Exchange Commission. Following discussion at the committee’s meeting on May 23, 2024, the committee granted the fiscal year 2025 annual equity awards with respect to Mr. Plank by unanimous written consent on May 31, 2024, with the same grant date of June 3, 2024.
(2)As more fully described in the “Compensation Discussion and Analysis” above, our named executive officers, other than Mr. Plank, were eligible for a possible cash award for fiscal year 2025 pursuant to our annual cash incentive plan based primarily on corporate performance. The threshold, target and maximum amounts in the table reflect the possible incentive awards based on corporate performance. The target incentive award for the named executive officers (other than Mr. Plank) was 75% of their base salaries in fiscal year 2025. The threshold and maximum incentive awards were 50% and 200% of the target award amount, respectively. As described in the “Compensation Discussion and Analysis” above, Mr. Plank was awarded a bonus equivalent to what he would have received under the fiscal year 2025 annual cash incentive plan had he participated with a target incentive award amount equivalent to 100% of his fiscal year 2025 base salary. Upon his departure from the company, Mr. Dausch forfeited his fiscal year 2025 annual cash incentive award pursuant to the Severance Plan, as described above in “Compensation Discussion and Analysis—Other Compensation Practices—Executive Severance.”
(3)The fiscal year 2025 performance based restricted stock unit awards granted to the named executive officers, other than Mr. Plank, vest based on the company achieving certain combined currency neutral net revenue and adjusted operating income targets for fiscal year 2025. The number of potential shares eligible to vest range from 0% of the target amount to 200% of the target amount depending on performance. Upon achievement of the performance requirements, the award amount earned vests in three equal installments in June 2025, May 2026 and May 2027, subject to continued employment through each vesting date. As discussed above, we achieved between the target and maximum levels of performance for the adjusted operating income performance metric and between the threshold and target levels of performance for the currency neutral net revenue performance metric, which resulted in 107% of the target amount of these awards earned. Mr. Dausch forfeited this award in full upon his departure from the company.
The fiscal year 2025 performance based restricted stock unit award granted to Mr. Plank vests only upon achievement of a share-price hurdle, which requires the average of the closing trading prices of our Class C Stock to equal or exceed $13.00 over 60 consecutive trading days. If the share-price hurdle is not achieved prior to March 31, 2028, the award will be forfeited in full. If the share-price hurdle is achieved during fiscal year 2025, then the award amount earned vests in four equal installments in June 2025, May 2026, May 2027 and May 2028. If the share-price hurdle is achieved during fiscal year 2026, then the award amount earned vests 1,000,000 units in May 2026, 500,000 units in May 2027 and 500,000 units in May 2028. If the share-price hurdle is achieved during fiscal year 2027, then the award amount earned vests 1,500,000 units in May 2027 and 500,000 units in May 2028. If the share-price hurdle is achieved during fiscal year 2028, then the award amount earned vests in full in May 2028. In each case, vesting is subject to continued employment through the vesting date. As discussed above under “Compensation Discussion and Analysis—Equity Awards—Annual Equity Awards for the Chief Executive Officer for Fiscal Year 2025,” the share-price hurdle was not achieved during fiscal year 2025.
All of the shares vest sooner upon death or disability or upon an involuntary termination following a change in control of Under Armour, subject to certain conditions described below with respect to Mr. Plank’s fiscal year 2025 performance based restricted stock units. Dividend equivalents are not paid on performance based restricted stock.
(4)The fiscal year 2025 annual time based restricted stock unit awards granted on June 3, 2024 vest in three equal installments on June 3, 2025, May 15, 2026 and May 15, 2027, subject to continued employment through each vesting date. Mr. Dausch forfeited this award in full upon his departure from the company. As discussed above under “Compensation Discussion and Analysis—Equity Awards—Time Based Equity Awards,” on August 28, 2024, Mr. Saidi was granted a time based restricted stock unit award under the 2005 Plan with a grant date fair value of $350,000, which vests in two equal installments in August 2026 and August 2027, subject to his continued employment through each vesting date. All of the awards vest sooner upon death or disability or upon an involuntary termination following a change in control of Under Armour. Dividend equivalents are not paid on restricted stock units.
(5)See Note (1) to the “Fiscal Year 2025 Summary Compensation Table” above for further information on the value and other terms of the performance based restricted stock units granted during fiscal year 2025.
Employment Agreements
We have no employment agreements with any of our named executive officers.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table contains information concerning unexercised stock options and restricted stock units that were not vested for the named executive officers as of March 31, 2025. All awards represent shares of our Class C Stock. Mr. Dausch held no outstanding equity awards as of March 31, 2025 and is therefore excluded from the table.

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)(1)	Number of securities underlying unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Kevin Plank
	2/10/2017	244,799	—	19.04	2/08/2027
	2/20/2018	289,436	—	15.41	2/18/2028
	2/20/2018	289,436	—	15.41	2/18/2028
	2/19/2019	229,886	—	19.39	2/16/2029
	2/13/2020	302,572	—	15.13	2/10/2030
	2/18/2022					46,114	274,378
	5/26/2022							219,059	1,303,401
	5/12/2023					190,759	1,135,016
	8/30/2023							289,018	1,719,657
	6/03/2024					123,894	737,169
	6/03/2024							2,000,000	11,900,000
Dave Bergman
	2/18/2022					25,934	154,307
	2/18/2022					17,293	102,893
	5/26/2022							82,147	488,775
	5/12/2023					71,535	425,633
	8/30/2023							108,382	644,873
	6/03/2024					110,620	658,189
	6/03/2024							110,620	658,189
Shawn Curran
	11/09/2023					30,775	183,111
	11/09/2023					14,772	87,893
	11/09/2023							46,160	274,652
	6/03/2024					92,183	548,489
	6/03/2024							92,183	548,489
Yassine Saidi
	2/15/2024					13,505	80,355
	2/15/2024					6,243	37,146
	2/15/2024							20,256	120,523
	6/03/2024					92,183	548,489
	6/03/2024							92,183	548,489
	8/28/2024					46,358	275,830
Kara Trent
	2/18/2022					4,612	27,441
	5/26/2022							21,906	130,341
	5/12/2023					19,077	113,508
	8/30/2023							28,902	171,967
	6/03/2024					70,059	416,851
	6/03/2024							70,059	416,851

(1)Awards in this column include both time based stock options and performance based stock options for which the performance conditions have been satisfied.
(2)Awards in this column include time based restricted stock units. Set forth below is a schedule of the vesting related to each grant date for the restricted stock units identified in this column. Vesting is subject to continued employment through each vesting date. All of the restricted stock units in this column vest sooner upon death or disability or, in certain circumstances, following a change in control of Under Armour.

Grant Date	Vesting Schedule
2/18/2022	These time based restricted stock units vest in one remaining installment in May 2025.
5/12/2023	These time based restricted stock units vest in two equal remaining installments in May 2025 and May 2026.
11/09/2023	These time based restricted stock units vest in two equal remaining installments in November 2025 and November 2026.
2/15/2024	These time based restricted stock units vest in two equal remaining installments in February 2026 and February 2027.
6/03/2024	These time based restricted stock units vest in three equal installments in June 2025, May 2026 and May 2027.
8/28/2024	These time based restricted stock units vest in two equal installments in August 2026 and August 2027.
(3)Based on $5.95 per share (the closing price of our Class C Stock on March 31, 2025, which was the last business day of fiscal year 2025).
(4)Awards in this column include performance based restricted stock units for which the performance conditions have not yet been satisfied or had not yet been satisfied as of March 31, 2025. The number of restricted stock units shown in this column reflect the target number of shares that could vest under these performance based awards. See Note (1) to the “Fiscal Year 2025 Summary Compensation Table” above for the performance based vesting terms of these restricted stock units.
Option Exercises and Stock Vested in Fiscal Year 2025
The table below sets forth information concerning the exercise of stock options and vesting of restricted stock units for each named executive officer during fiscal year 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kevin Plank.......................	—	—	193,522	1,291,539
David Bergman.................	—	—	95,252	636,260
Shawn Curran...................	—	—	30,156	268,690
Yassine Saidi.....................	—	—	12,993	86,144
Kara Trent.........................	—	—	15,253	101,976
Jim Dausch.......................	—	—	31,526	241,489
(1)Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.
Nonqualified Deferred Compensation For Fiscal Year 2025
The table below sets forth information concerning our deferred compensation plan for each participating named executive officer during fiscal year 2025. Mr. Bergman, Mr. Saidi, Ms. Trent and Mr. Dausch did not participate in our deferred compensation plan during fiscal year 2025 and are therefore excluded from the table.

Name	Executive Contributions ($)	Registrant Contributions ($)	Aggregate Earnings ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at end of Fiscal Period ($)
Kevin Plank ..................................................	—	—	190,075	—	3,312,351
Shawn Curran...............................................	111,538	—	4,055	—	151,155
The Human Capital and Compensation Committee oversees the plan. The plan allows a select group of management and/or highly compensated employees as approved by the committee to make annual base salary and annual incentive award deferrals.

Participating employees may elect to defer from 5% to 75% of their annual base salary and 5% to 90% of their annual incentive award. They generally must make salary deferral elections for a given year by December 31st of the prior year, and incentive award deferral elections for a given fiscal year by September 30th of the fiscal year for which annual incentive awards are earned. For example, to defer any fiscal year 2025 incentive award that might be payable in early fiscal year 2025, employees must have made an election by September 30, 2024. We allow one annual election period to capture the following year’s deferral elections, with an additional mid-year election opportunity for eligible employees who were hired or promoted after the annual election period. Deferral elections cannot be changed or revoked except in very limited hardship circumstances as permitted under applicable law. Employees immediately vest in all amounts credited to their accounts.
The plan includes a “make whole” feature for employees who, due to participation in the plan, receive a reduction in the matching contribution under our 401(k) plan. A reduction occurs under the 401(k) plan because of the rule that prohibits the 401(k) plan from recognizing deferrals to a non-qualified plan, such as our deferred compensation plan, in the 401(k) plan’s definition of compensation for matching contribution purposes. Under the plan feature, any amount that, because of these rules, cannot be contributed as a matching contribution to the 401(k) plan may be contributed instead to the deferred compensation plan for those participants employed on the last day of the year. Other than as described above, we make no other contributions to the plan.
We credit the deferred compensation accounts with earnings or losses based on the performance of one or more money market or mutual funds selected by the employee from several investment options offered under the plan. Employees may change their investment elections daily. We may contribute to a grantor trust to provide us with a source of funds for the benefits payable to participants under the plan. Trust assets are available to provide benefits under the plan unless Under Armour is bankrupt or insolvent.
The timing of distributions is based on elections made by the employees at the time of the initial deferral election. Employees can generally elect to receive a distribution from the plan at least three years after the year in which the deferral amount is actually deferred. Employees may elect to postpone the distribution date for a minimum of five years if they do so at least one year before the previously specified date (a “re-election deferral”). Employees may elect to receive a distribution upon a separation from service in a lump sum or in annual installments over a period of two to ten years, as selected by the employee at the time of deferral. Upon a separation from service, we pay distributions either in accordance with the employee’s previous election or in a lump sum six months following such separation in accordance with the terms of the plan. Upon the death of an employee, we pay a distribution in a lump sum to the employee’s beneficiary. Employees may not otherwise withdraw amounts from the plan except in the case of an unforeseeable financial emergency as defined in the plan.
Retirement Plans
We have no defined benefit pension plans or supplemental retirement plans for executives.
Potential Payments Upon Termination of Employment or Change in Control
The table provides an estimate of the payments and benefits that would be paid to our named executive officers in connection with any termination of employment or upon a change in control of Under Armour. The payments are calculated assuming the termination of employment or change in control occurred on March 31, 2025.
The definitions of “change in control,” “cause” and “good reason” and descriptions of the payments and benefits appear after the table. The table does not include amounts deferred under our deferred compensation plan. For a description of the distributions made under this plan upon termination of employment, see “Nonqualified Deferred Compensation” above. The value of all equity awards included in the table below assumes a price of $5.95 per share of our Class C Stock, which was the closing stock price on March 31, 2025 (the last business day of fiscal year 2025).

Mr. Bergman, Mr. Curran, Mr. Saidi and Ms. Trent are participants in the CIC Severance Plan and the Severance Plan. The amounts included in the table below for Mr. Dausch disclose the severance payments and benefits actually provided by the company in connection with his separation from the company on August 30, 2024. See “Compensation Discussion and Analysis—Other Compensation Practices—Executive Severance—Separation of Jim Dausch.” Mr. Plank is not eligible to participate under either plan.

Name		Cash Severance ($)	Benefits ($)	Vesting of Equity Awards ($)	Total ($)
Kevin Plank(1)
Change In Control Related
●	Termination Without Cause or Resignation for Good Reason	—	—	17,069,622	17,069,622
Non-Change in Control Related
●	Death or Disability	—	—	17,069,622	17,069,622
Dave Bergman
Change In Control Related
●	Termination Without Cause or Resignation for Good Reason	1,968,750	112,487	3,132,859	5,214,096
Non-Change in Control Related
●	Termination Without Cause	1,798,500	30,737	—	1,829,237
●	Any Reason with Under Armour Enforcing a Non-Compete	450,000	—	—	450,000
●	Death or Disability	—	—	3,132,859	3,132,859
Shawn Curran
Change In Control Related
●	Termination Without Cause or Resignation for Good Reason	1,903,125	158,960	1,642,634	3,704,719
Non-Change in Control Related
●	Termination Without Cause	1,770,700	18,665	—	1,789,365
●	Any Reason with Under Armour Enforcing a Non-Compete	435,000	—	—	435,000
●	Death or Disability	—	—	1,642,634	1,642,634
Yassine Saidi
Change In Control Related
●	Termination Without Cause or Resignation for Good Reason	1,876,875	72,568	1,610,832	3,560,275
Non-Change in Control Related
●	Termination Without Cause	1,746,600	11,818	—	1,758,418
●	Any Reason with Under Armour Enforcing a Non-Compete	429,000	—	—	429,000
●	Death or Disability	—	—	1,610,832	1,610,832
Kara Trent
Change In Control Related
●	Termination Without Cause or Resignation for Good Reason	1,575,000	79,135	1,276,959	2,931,094
Non-Change in Control Related
●	Termination Without Cause	1,521,600	21,385	—	1,542,985
●	Any Reason with Under Armour Enforcing a Non-Compete	360,000	—	—	360,000
●	Death or Disability	—	—	1,276,959	1,276,959
Jim Dausch
●	Separation on August 30, 2024(2)	991,337	9,107	—	1,000,444
(1)As of March 31, 2025, certain of Mr. Plank’s outstanding and unvested equity awards included stock options for our Class C Stock that had an exercise price that exceeded the price of our Class C Stock as of that date. Amounts for these stock options are not included in the table above.
(2)As discussed above, Mr. Dausch left the company on August 30, 2024. Following his separation without cause, pursuant to the Severance Plan, he was provided the payments that appear in this table. See “Compensation Discussion and Analysis—Other Compensation Practices—Executive Severance—Separation of Jim Dausch.”

Definitions
In the CIC Severance Plan and for the equity awards, the term “Change in Control” is generally defined as:
•any person or entity becomes the beneficial owner, directly or indirectly, of securities of Under Armour representing 50% or more of the total voting power represented by Under Armour’s then-outstanding voting securities, except for acquisitions by an Under Armour employee benefit plan or by Mr. Plank or his immediate family members;
•a change in the composition of our Board occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;
•the consummation of a merger or consolidation of Under Armour with any other corporation, other than a merger or consolidation where our stockholders continue to have at least 50% of the total voting power in substantially the same proportion as prior to such merger or consolidation or where our directors continue to represent at least 50% of the directors of the surviving entity; or
•the consummation of the sale or disposition by us of all or substantially all of our assets.
In the CIC Severance Plan, the Severance Plan and for the equity awards, the term “Cause” is generally defined as:
•material misconduct or neglect in the performance of duties;
•any felony, an offense punishable by imprisonment, any offense involving material dishonesty, fraud, moral turpitude or immoral conduct, or any crime of sufficient importance to potentially discredit or adversely affect our ability to conduct our business;
•material breach of our code of conduct;
•any act that results in severe harm to us, excluding any act taken in good faith reasonably believed to be in our best interests; or
•material breach of the agreement and the related confidentiality, non-competition and non-solicitation agreement.
In the CIC Severance Plan and for the equity awards, the term “Good Reason” is generally defined as:
•a material diminishment in the scope of duties or responsibilities;
•a material reduction in base salary, bonus opportunity or a material reduction in the aggregate benefits or perquisites;
•a requirement to relocate more than 50 miles from the executive’s primary place of business, or a significant increase in required travel;
•with respect to the CIC Severance Plan only, a failure by any successor to Under Armour to assume the CIC Severance Plan; or
•with respect to the CIC Severance Plan only, a material breach by Under Armour of any of the terms of the CIC Severance Plan.
Benefits and Payments
Upon a Change in Control
All restricted stock units and stock options require a double trigger for vesting in connection with a Change in Control. Double-trigger vesting requires both a Change in Control and a termination of the award holder’s employment without Cause or resignation by the executive for Good Reason in connection with that Change in Control for the vesting of unvested equity awards to accelerate. With respect to Mr. Plank’s fiscal year 2025 performance based restricted stock unit award, vesting of those restricted stock units would only be eligible to accelerate as of March 31, 2025 if the per share value received by stockholders in the Change in Control transaction exceeds $13.00 per share (and if those restricted stock units would be otherwise forfeited). For purposes of the table above, we have assumed that to be the case.
Upon termination of employment by the company without Cause or resignation by the executive for Good Reason in connection with a Change in Control

Under the CIC Severance Plan, if the executive’s employment is terminated without Cause or by the executive for Good Reason within the two years following a Change in Control or within three months before but in connection with a Change in Control, the executive would receive:
•any accrued but unpaid salary, any accrued and unpaid bonus earned by the executive for the fiscal year prior to the fiscal year in which the date of termination occurs and any accrued and unused vacation pay (no amounts assumed based on the termination date of March 31, 2025);
•a lump sum payment equal to the sum of (a) the annual base salary of the executive at the rate in effect immediately prior to the date of termination and (b) the executive’s target annual cash incentive award for the fiscal year which includes the date of termination multiplied by 1.5; and
•for a period of up to one year after the date of termination, the continuation of certain medical, life insurance (assumed in this case the cost to our company to maintain current coverage upon separation) and other welfare benefits unless the executive becomes eligible for another employer’s substantially similar benefits.
As a condition to the receipt of the lump sum payment and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a one-year non-competition and non-solicitation agreement and execute a general release of claims against Under Armour and its affiliates. Mr. Plank is not a participant of the CIC Severance Plan.
In the event that the “golden parachute” excise tax provisions of the Internal Revenue Code (Sections 280G and 4999) are implicated because of any payments and benefits to be made and provided to an executive under the CIC Severance Plan, the company will not provide any tax gross-ups. Rather, the CIC Severance Plan provides for the executives to receive the greater of: (x) the largest portion of the payments and benefits that would result in no parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code, or (y) the largest portion of the payments and benefits, up to and including the total, if the net after-excise-tax amount retained by the executive would exceed the amount in clause (x) above.
Upon termination of employment by the company without Cause or, in the case of the Chief Executive Officer (other than Mr. Plank), resignation by the Chief Executive Officer for Good Reason
Under the Severance Plan, if an executive’s employment is terminated without Cause, the executive is entitled to a lump-sum payment of:
•the executive’s annual base salary multiplied by 1.5;
•a pro-rated annual cash incentive award based on our company’s actual performance for the year (subject to the executive having been employed through at least the first six months of the year, with payment delivered in the following year concurrently with payments to all employees and the individual performance based on the average individual performance multiplier of the middle performance rating for the plan year);
•a cash payment to be applied to career transition support services; and
•fully paid premiums for medical and dental benefits (assumed in this case the cost to our company to maintain current coverage upon separation) for a period of 18 months.
As a condition to the receipt of the lump sum payment, pro-rated annual cash incentive award and the continuation of benefits described above, the executive will be required to sign or reconfirm a confidentiality agreement and a non-competition and non-solicitation agreement for one year and execute a general release of claims against Under Armour and its affiliates. Mr. Plank is not a participant of the Severance Plan.
Termination of employment for any reason with Under Armour enforcing a non-compete
Executives generally may not compete for one year after termination of employment for any reason if we continue to pay 60% of their salary during this period.
Disability
All restricted stock units and stock options vest upon the executive’s disability. In the case of performance based restricted stock units, in the event that the executive’s disability occurs prior to the vesting date, 100% of the restricted stock units are deemed to have been earned.

Death
All restricted stock units and stock options vest upon the executive’s death. In the case of performance based restricted stock units, in the event that the executive’s death occurs prior to the vesting date, 100% of the restricted stock units are deemed to have been earned.
CEO Pay Ratio
Pursuant to SEC disclosure requirements, we are presenting the ratio of the annual total compensation for fiscal year 2025 for our Chief Executive Officer to that of the median of the annual total compensation for all of our employees (other than our Chief Executive Officer).
We identified our median employee by examining the total cash compensation paid during our fiscal year 2025 to employees who were employed by us on March 17, 2025 (excluding Mr. Plank). This included our full-time, part-time and seasonal employees, subject to certain exceptions for employees in foreign jurisdictions as described below. We believe that total cash compensation reasonably reflects the annual compensation of our employee population, given the limited number of our employees receiving other forms of compensation (such as equity awards). We examined our internal payroll and similar records to determine the total cash compensation paid to our employees included in our calculations. For employees in foreign jurisdictions, we converted amounts paid in foreign currencies to U.S. dollars using the exchange rates we used to prepare our fiscal year 2025 annual financial statements.
As of March 17, 2025, we had approximately 14,400 employees globally, with approximately 9,200 employees located in the United States and approximately 5,200 located outside the United States. Retail salespersons and distribution facility employees comprise the majority of our employees. To determine our median employee, we excluded employees located in certain foreign jurisdictions, as permitted by the SEC’s disclosure rules. The excluded jurisdictions included the countries identified below, which represented approximately 3% of our total employee population:

Excluded Jurisdiction	Approximate Number of Employees
Mexico	293
Malaysia	154
Indonesia	9
Total Excluded Employees	456
For calculating the ratio in fiscal year 2025, we determined that our estimated median employee was a part-time employee who worked on average approximately 20 hours per week in one of our retail stores in the United States during fiscal year 2025, with total annual compensation of $12,547. In fiscal year 2025, the total annual compensation of Mr. Plank was $10,964,002. Based on this information, the ratio of the total annual compensation for Mr. Plank to our estimated median employee was approximately 874 to 1.
We believe this ratio represents a reasonable estimate calculated in a manner consistent with the SEC’s disclosure requirements under Item 402(u) of Regulation S-K, which permit the use of estimates, assumptions and adjustments in connection with the identification of our median employee. Please note that due to the flexibility permitted by these rules in calculating this ratio, our ratio may not be comparable to CEO pay ratios presented by other companies.
Pay Versus Performance
Pursuant to SEC disclosure requirements, we are providing the following information about the relationship between “compensation actually paid” and certain measures of the company’s financial performance. The tabular and narrative disclosures provided below are intended to be calculated in a manner consistent with the applicable SEC rules and may reflect reasonable estimates and assumptions where appropriate.
For further information concerning the company’s pay-for-performance philosophy and how the Human Capital and Compensation Committee aligns executive compensation with the company’s performance, refer to the section titled “Compensation Discussion and Analysis” above. The Human Capital and Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Pay Versus Performance Table
The table below provides the “compensation actually paid” to our principal executive officers (“PEOs”) and the average “compensation actually paid” to our other named executive officers (“Non-PEO NEOs”), as calculated by SEC rules, and certain financial performance measures, in each case, for our five most recently completed fiscal years and the transition period.

Fiscal Year	Summary Compensation Table Total for PEOs ($)				Compensation Actually Paid to PEO ($)				Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ in thousands)	Adjusted Operating Income ($ in thousands)
	Kevin Plank	Stephanie Linnartz	Colin Browne	Patrik Frisk	Kevin Plank	Stephanie Linnartz	Colin Browne	Patrik Frisk			Company TSR ($)	Peer Group TSR ($)
(a)	(b) (1)				(c) (2)				(d) (1)	(e) (2)	(f) (3)	(g) (3)	(h) (4)	(i) (4)(5)
2025	10,964,002	n/a	n/a	n/a	6,932,085	n/a	n/a	n/a	2,689,271	2,423,565	28.92	42.36	(201,267)	212,331
2024	n/a	10,482,190	n/a	n/a	n/a	5,232,702	n/a	n/a	2,701,795	723,872	34.16	46.35	232,042	350,810
2023	n/a	11,300,000	5,481,578	8,640,309	n/a	11,287,126	2,712,210	(5,682,435)	2,644,984	(605,281)	43.93	54.51	374,459	309,586
2022 TP	n/a	n/a	n/a	3,978,714	n/a	n/a	n/a	1,444,574	1,215,815	397,558	78.79	78.67	(63,146)	7,564
2021	n/a	n/a	n/a	15,544,913	n/a	n/a	n/a	18,161,011	4,352,657	5,337,782	98.10	95.08	351,003	518,248
2020	n/a	n/a	n/a	7,380,315	n/a	n/a	n/a	3,524,442	2,203,092	509,851	79.49	89.64	(556,530)	(7,303)
(1)Mr. Plank served as our PEO from April 1, 2024 through March 31, 2025. Ms. Linnartz served as our PEO from February 27, 2023 through March 31, 2024. Mr. Browne served as our PEO from June 1, 2022 through February 26, 2023. Mr. Frisk served as our PEO from January 1, 2020 through May 31, 2022. The individuals comprising the Non-PEO NEOs for each fiscal period presented are listed below.

Fiscal Year 2025	Fiscal Year 2024	Fiscal Year 2023	Transition Period	Fiscal Year 2021	Fiscal Year 2020
David Bergman	Kevin Plank	Kevin Plank	Kevin Plank	Kevin Plank	Kevin Plank
Shawn Curran	David Bergman	David Bergman	David Bergman	David Bergman	David Bergman
Yassine Saidi	Jim Dausch	Massimo Baratto	Colin Browne	Colin Browne	Colin Browne
Kara Trent	David Baxter	Stephanie Pugliese	Massimo Baratto	Stephanie Pugliese	Stephanie Pugliese
Jim Dausch	Lisa Collier	Tchernavia Rocker	Stephanie Pugliese
	Tchernavia Rocker		Tchernavia Rocker

(2)The values included in these columns for the “compensation actually paid” to each PEO and the average compensation actually paid to our Non-PEO NEOs have been calculated in accordance with Item 402(v) of Regulation S-K. For each fiscal period, the values included in the columns for the “compensation actually paid” to each PEO and the average “compensation actually paid” to our Non-PEO NEOs reflect the following adjustments to the values included in columns (b) and (d), respectively:

	PEOs ($)								Average for Non-PEO NEOs ($)
	Kevin Plank	Stephanie Linnartz		Colin Browne	Patrik Frisk
	FY2025	FY2024	FY2023	FY2023	FY2023	2022 TP	FY2021	FY2020	FY2025	FY2024	FY2023	2022 TP	FY2021	FY2020
Summary Compensation Table Total	10,964,002	10,482,190	11,300,000	5,481,578	8,640,309	3,978,714	15,544,913	7,380,315	2,689,271	2,701,795	2,644,984	1,215,815	4,352,657	2,203,092
Adjustments to the Summary Compensation Table Total to Calculate Compensation Actually Paid
Deduct: Grant date fair value of equity awards in fiscal year as reported in Summary Compensation Table	9,100,000	8,000,000	11,000,000	3,875,000	—	3,500,000	10,000,000	5,250,000	1,310,000	1,603,127	1,225,000	1,041,667	2,437,500	1,203,125
Add: Fair value of equity awards granted in covered fiscal year at end of year	6,157,169	4,085,844	10,987,126	2,510,891	—	3,766,267	9,390,957	6,502,114	1,180,368	687,137	654,000	1,120,916	2,289,051	1,375,314
Add: Change in fair value from end of prior fiscal year to vesting date for equity awards in prior fiscal years that vested during covered fiscal year	(90,208)	(141,672)	—	(431,006)	(680,607)	(967,082)	1,491,113	(1,339,806)	2,475	(33,911)	(290,807)	(174,198)	239,671	(204,231)
Add: Change in fair value from end of prior fiscal year to end of covered fiscal year for equity awards made in prior fiscal years that were unvested at end of covered fiscal year	(998,878)	(1,193,660)	—	(974,253)	—	(1,833,325)	1,734,028	(3,768,181)	(48,492)	(718,083)	(2,010,985)	(723,308)	893,903	(1,661,199)
Add For awards that are granted and vest in the same year the fair value as of the vesting date	—	—	—	—	—	—	—	—	—		—	—	—	—
Deduct: Fair value of equity awards forfeited in covered fiscal year determined at end of prior fiscal year	—	—	—	—	13,642,137	—	—	—	90,057	309,939	377,473	—	—	—
Add: Dividends or other earnings paid on equity awards in covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—	—	—	—	—	—	—	—	—		—	—	—	—
Compensation Actually Paid	6,932,085	5,232,702	11,287,126	2,712,210	(5,682,435)	1,444,574	18,161,011	3,524,442	2,423,565	723,872	(605,281)	397,558	5,337,782	509,851
(3)“TSR” stands for Total Stockholder Return. The Peer Group TSR shown in this table uses the S&P 500 Apparel, Accessories & Luxury Goods Index, which we also use in the stock performance graph required by Item 201(e) of Regulation S-K for the years reflected in the table above. The dollar amounts in columns (f) and (g) represent the value at the end of the applicable year of an assumed $100 investment in the company’s Class A Stock and the S&P 500 Apparel, Accessories & Luxury Goods Index, respectively, on the last trading day of 2019, assuming reinvestment of dividends.
(4)Net income and adjusted operating income are rounded to the nearest hundred thousand.
(5)Adjusted operating income is calculated as described in Appendix A.

Pay Versus Performance Relationship Descriptions
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance Table for each of fiscal year 2025, fiscal year 2024, fiscal year 2023, fiscal year 2021, fiscal year 2020 and the transition period, including comparisons between “compensation actually paid” to each PEO and our Non-PEO NEOs and (i) our cumulative TSR, (ii) the TSR of our Peer Group, (iii) our net income and (iv) our adjusted operating income.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the company considers to have been the most important in linking “compensation actually paid” to each PEO and other named executive officers for fiscal year 2025 to company performance. See “Compensation Disclosure and Analysis” and Appendix A for more information.

Fiscal Year 2025 Financial Performance Measures
Adjusted Operating Income
Currency Neutral Net Revenue
Class C Common Stock Price

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION (PROPOSAL 2)
We provide stockholders with the opportunity to cast an annual advisory vote on executive compensation (commonly referred to as a “say on pay” proposal). This vote is on whether to approve the compensation of the named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative. For a discussion of the results of our “say on pay” proposal from our 2024 Annual Meeting of Stockholders, please see “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Advisory Vote to Approve Executive Compensation.”
While this advisory vote to approve executive compensation is non-binding, the Board and the Human Capital and Compensation Committee will review the voting results and seek to determine the cause or causes of any significant negative voting result. Voting results provide little detail by themselves, and we may consult directly with stockholders to better understand issues and concerns not previously presented. The Board and management understand that it is useful and appropriate to seek the views of our stockholders when considering the design and implementation of executive compensation programs.
The Board of Directors asks you to consider the following statement: Do you approve our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures?
The approval of our executive compensation as described in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.
The Board of Directors recommends that you vote “FOR” the approval of our executive compensation.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information concerning our equity compensation plans that authorize the issuance of shares of Class A and Class C Stock. The information is provided as of March 31, 2025:

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Class A	73,693	—	11,123,195
Equity compensation plans approved by security holders	Class C	16,479,100	16.68	30,288,033
Equity compensation plans not approved by security holders	Class A	11,660	—	—
Equity compensation plans not approved by security holder	Class C	8,835,270	—	—
The number of securities to be issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans approved by security holders includes 73,693 Class A and 15,122,971 Class C restricted stock units and deferred stock units issued to employees, non-employees and directors of Under Armour; these restricted stock units and deferred stock units are not included in the weighted average exercise price calculation above.
The number of securities remaining available for future issuance as of March 31, 2025 includes 8,429,926 shares of our Class A Stock and 28,112,296 shares of our Class C Stock under our 2005 Plan and 2,695,329 shares of our Class A Stock and 2,175,737 shares of our Class C Stock under our Employee Stock Purchase Plan. In addition to securities issued upon the exercise of stock options, warrants and rights, our 2005 Plan authorizes the issuance of restricted and unrestricted shares of our Class A and Class C Stock and other equity awards. Refer to Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 for a description of the material features of these plans.
The number of securities issued upon exercise of outstanding options, warrants and rights issued under equity compensation plans not approved by security holders includes 11,660 shares of our Class A Stock and 11,740 shares of our Class C Stock issued in connection with the delivery of shares pursuant to deferred stock units granted to certain of our marketing partners, and 8,823,530 shares of our Class C Stock issued in connection with the delivery of shares pursuant to deferred stock units granted to an entity affiliated with professional basketball player Stephen Curry (the “Curry Award”). These deferred stock units are not included in the weighted average exercise price calculation above. The deferred stock units are issued to certain of our marketing partners in connection with their entering into endorsement and other marketing services agreements with us. The terms of each agreement set forth the number of deferred stock units to be granted and the delivery dates for the shares, which range from a one to ten year period, depending on the contract.

TRANSACTIONS WITH RELATED PERSONS
In accordance with SEC disclosure requirements, we have presented below transactions in which we are a party that exceeded $120,000 in fiscal year 2025, and in which any of our related persons had or will have a direct or indirect material interest.
A company owned by Mr. Plank owns a jet aircraft. We have an operating lease agreement with the company to lease the aircraft when used by Mr. Plank or other persons for our business purposes. Pursuant to the operating lease agreement, we paid a fixed monthly lease payment of $145,300. This agreement was amended in March 2023 to extend through June 2028. Prior to entering into the amendment, we determined that the lease payment rate is at the fair market value lease rate for this aircraft based on a third-party appraisal, and the Audit Committee determined the lease terms were reasonable and that we would benefit from using the aircraft for company business. For fiscal year 2025, our total lease payments were approximately $1.7 million. The Audit Committee approved the terms of the transactions described below in accordance with our policy on transactions with related persons.
Eric Liedtke has served as our Brand President since January 2025. Mr. Liedtke joined the company in August 2024 as Executive Vice President, Brand Strategy. Before joining the company, Mr. Liedtke was the Chief Executive Officer and co-founder of UNLESS COLLECTIVE, INC (UNLESS), a zero-plastic regenerative fashion brand based in Portland, Oregon. On August 8, 2024, we acquired 100% of the outstanding equity of UNLESS. Total consideration was $10.3 million, consisting of $9.8 million paid in cash and $0.5 million currently held back and unpaid in accordance with the merger agreement. At the time of the acquisition, Mr. Liedtke was not a related person under SEC rules. However, upon the closing of the acquisition, he joined the company as an executive officer, at which time he became a related person under SEC rules, requiring disclosure of this transaction under Item 404 of Regulation S-K. As a holder of common stock, preferred stock and an agreement for equity in UNLESS, and for serving as the stockholder representative in connection with the transaction, Mr. Liedtke received approximately $968,800 in merger consideration, approximately $40,500 of which is currently held back and unpaid in accordance with the merger agreement. Katharina Liedtke-Liss, who is the spouse of Mr. Liedtke and who was an employee of UNLESS prior to the acquisition, also received a de minimis amount in merger consideration. In addition, in accordance with the merger agreement, Mr. Liedtke was repaid the total outstanding balance of $124,800 in outstanding promissory notes, of which $120,000 was principal and $4,800 was accrued interest outstanding.
Following the acquisition of UNLESS, in August 2024, the company entered into a consulting arrangement with Ms. Liedtke-Liss for services related to UNLESS product operations. Because Ms. Liedtke-Liss is the spouse of Mr. Liedtke, the consulting arrangement was approved by the Audit Committee in accordance with our policy on transactions with related persons. Under the terms of the consulting arrangement, in August 2024, Ms. Liedtke-Liss was awarded a restricted stock unit grant, which was approved by the Human Capital and Compensation Committee, with a grant date fair value of $115,000 that vests 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, and received $96,600 in fees during fiscal year 2025.
Policies and Procedures for Review and Approval of Transactions with Related Persons
Our Corporate Governance Guidelines require that our Board of Directors approve any transaction involving Under Armour and a director or executive officer or entities controlled by a director or executive officer. The Board has delegated to the Audit Committee oversight and approval of these and other matters that may present conflicts of interest. The Board has adopted a formal written policy on transactions with related persons. Related persons are generally defined under SEC rules as our directors, executive officers, or stockholders owning at least five percent of our outstanding shares, or immediate family members of any of the foregoing. The policy provides that the Audit Committee shall conduct a reasonable prior review and provide oversight of all transactions with related persons where (i) the amount involved exceeds $120,000 and (ii) any related person has a direct or indirect material interest, as well as any material changes to such transactions, for potential conflicts of interest. The policy further provides that in determining whether to approve each proposed transaction, the committee may consider the following, among other factors it deems appropriate:
•whether the terms of the transaction are reasonable and fair to Under Armour and on the same basis as would apply if the transaction did not involve a related person;
•whether the transaction would impair the independence of a non-management director; and

•whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the materiality of a related person’s direct or indirect interest in the transaction, and any other factors the committee deems relevant.
Pursuant to Section 314.00 of the NYSE Listed Company Manual, the committee will prohibit a transaction with a related person if it determines such transaction to be inconsistent with the interests of Under Armour and its stockholders. To the extent our employment of an immediate family member of a director, executive officer or five percent stockholder is considered a transaction with a related person, the policy provides that the committee has determined to pre-approve such employment if the executive officer, director or five percent stockholder does not participate in decisions regarding the hiring, performance evaluation or compensation of the family member.

INDEPENDENT AUDITORS
The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to continue as our independent registered public accounting firm for the fiscal year ending March 31, 2025. Representatives of PwC are expected to attend the Annual Meeting virtually. They will have an opportunity to make a statement if they so desire and they will respond to appropriate questions from stockholders.
Fees
The fees billed by PwC for fiscal year 2025 and fiscal year 2024 for services rendered to Under Armour were as follows:

	Fiscal Year 2025 (April 1, 2024 - March 31, 2025)	Fiscal Year 2024 (April 1, 2023 - March 31, 2024)
Audit Fees...................................................................	$3,380,618	$2,910,520
Audit-Related Fees.....................................................	104,950	34,730
Tax Fees.....................................................................	1,129,849	780,100
All Other Fees.............................................................	3,056	7,750
Audit Fees
Audit fees are for the audit of our annual consolidated financial statements and our internal control over financial reporting, reviews of our quarterly financial statements and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
When paid, audit-related fees are generally for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included under “Audit Fees” above. For fiscal year 2025, audit-related fees were primarily related to advice and recommendations related to the Company’s planned adoption of the EU Corporate Sustainability Reporting Directive (CSRD) and financial statement preparation related to certain of the company’s subsidiaries. For fiscal year 2024, audit-related fees were primarily related to information technology related matters, tax audit procedures and financial statement preparation related to certain of the company’s subsidiaries.
Tax Fees
When paid, tax fees are generally for tax planning and tax advice. For fiscal year 2025 and fiscal year 2024, tax fees primarily included assistance with transfer pricing and consulting services in connection with our corporate structure.
All Other Fees
All other fees relate to a subscription to accounting research and disclosure tools.
Pre-Approval Policies and Procedures
As set forth in the Audit Committee’s Charter, the Audit Committee approves in advance all services to be performed by our independent registered public accounting firm, including all audit and permissible non-audit services. The committee has adopted a written policy for such approvals. The policy requires that the committee specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy states that, in exercising its pre-approval authority, the committee may consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, people, culture, accounting systems, risk profiles and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The policy also provides that the committee be mindful of the relationship between fees for audit and non-audit services. Under the policy, the committee may delegate pre-approval authority to one or more of its members and any pre-approval decisions will be reported to the full committee at its next scheduled meeting. The committee has delegated this pre-approval authority to the Chair of the committee.

AUDIT COMMITTEE REPORT
The primary role of the Audit Committee is oversight of matters relating to accounting, internal control, auditing, financial reporting, risk and legal and regulatory compliance. The Audit Committee oversees the audit and other services of our independent registered public accounting firm and is directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee. Our management is responsible for the financial reporting process and preparation of quarterly and annual consolidated financial statements. Our independent registered public accounting firm is responsible for conducting audits and reviews of our consolidated financial statements and audits of our internal control over financial reporting.
The Audit Committee has reviewed and discussed our fiscal year 2025 audited consolidated financial statements with management and with our independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.
The Audit Committee also has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the review and discussions referred to above and subject to the limitations on its role and responsibilities, the Audit Committee recommended to the Board that the fiscal year 2025 audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 to be filed with the SEC. The Board of Directors approved this recommendation.

Douglas E. Coltharp, Chair
Mohamed A. El-Erian
Carolyn N. Everson
Dawn N. Fitzpatrick
Robert J. Sweeney

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3)
Under the rules and regulations of the SEC, the Audit Committee is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our consolidated financial statements and our internal control over financial reporting for the fiscal year ending March 31, 2026. PwC has served as our independent auditors since 2003. The services provided to us by PwC, along with the corresponding fees for fiscal year 2025 and fiscal year 2024, are described under the caption “Independent Auditors” in this Proxy Statement.
Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are asking stockholders to ratify the appointment because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain PwC, but may still retain them.
The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2026.

STOCKHOLDER PROPOSAL (PROPOSAL 4)
Green Century Capital Management, Inc., on behalf of the Green Century Equity Fund, 114 State Street, Suite 200, Boston, MA 02109, has informed the Company that the below proposal will be presented at the Annual Meeting. The Green Century Equity Fund is the beneficial owner of at least $25,000 worth of shares of our Class A Common Stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement as they were submitted to us. The Company assumes no responsibility for the content or accuracy of the text of the stockholder’s resolution or supporting statement. The stockholder proposal will be voted upon at the Annual Meeting if properly presented.
If properly presented at the Annual Meeting by or on behalf of the proponent, the Board of Directors recommends that you vote “AGAINST” this proposal.
Stockholder Proposal
Whereas: 2024 was the warmest year on record, reaching 1.55°C above the pre-industrial average.1 The chance of at least one of the next five years exceeding 1.5°C of warming has risen steadily since 2015, from nearly zero to 80%.2 Each 1°C temperature rise reduces global GDP up to 12% and entails increasingly severe physical, transition, and systemic risks for companies and investors alike.3
The footwear and apparel industry is responsible for between 4 to 8.6% of the world’s global greenhouse gas (GHG) footprint.4 Left unchecked, by 2050, it will account for over a quarter of the global carbon budget associated with a 2°C pathway.5 Yet, an analysis of the largest retailers reporting to the CDP found that 63% need to accelerate action to reach their 2030 goals.6 A recent survey of 500 global enterprises also revealed that the lack of a climate transition plan is cited as a top challenge in companies meeting their goals.7
In its 10-K, Under Armour acknowledges that climate change “may increase volatility in the supply chain... and disruption to the production and distribution of our products,” and “if we fail to adapt accordingly, consumer demand” will be adversely affected.
Under Armour set a 2030 science-based target to reduce absolute Scope 1, 2 and 3 emissions by 30% and committed to reach net zero emissions by 2050. Yet, the company has not disclosed a climate transition plan or policies describing how it will achieve these targets across its value chain. Meanwhile, Under Armor’s Scope 3 emissions increased 15% between 2020 and 2021.8 Scope 3 emissions comprise 98% of Under Armour’s GHG footprint and are thus essential to reducing the climate risks outlined in its 10-K.
Industry peers Nike, New Balance, Adidas, and Puma have published detailed climate transition plans disclosing how they will achieve their GHG emissions reduction goals. 25% of companies reporting to CDP (5,906) disclosed having transition plans and an additional 36% (8,200) plan to develop one.9 Beyond competitive risk, Under Armour faces reputational risks when its climate goals are not backed by credible plans to achieve them.10

1 https://wmo.int/news/media-centre/wmo-confirms-2024-warmest-year-record-about-155degc-above-pre-industrial-level
2 https://wmo.int/news/media-centre/global-temperature-likely-exceed-15degc-above-pre-industrial-level-temporarily-next-5-years
3 https://www.weforum.org/agenda/2024/06/nature-climate-news-global-warming-hurricanes/
4 https://www.mckinsey.com/industries/retail/our-insights/fashion-on-climate
5 https://emf.thirdlight.com/file/24/uiwtaHvud8YIG_uiSTauTlJH74/A%20New%20Textiles%20Economy%3A%20Redesigning%20fashion%E2%80%99s%20future.pdf, 21
6 https://www.mckinsey.com/industries/retail/our-insights/sustainable-style-how-fashion-can-afford-and-accelerate-decarbonization#/
7 https://www.global.ntt/wp-content/uploads/2024/09/Net-Zero-2024.pdf
8 https://about.underarmour.com/content/dam/ua/sustainability/FINAL_FY2023_Sustainability_Metrics_Table.pdf
9 https://www.cdp.net/en/climate-transition-plans
10 https://www.ftc.gov/news-events/topics/truth-advertising/green-guides; https://theweek.com/environment/corporate-greenwashing-fines

RESOLVED: Shareholders request Under Armour issue a report, above and beyond existing disclosures, summarizing if and how it intends to achieve the company’s existing science-based emissions reduction targets, such as describing credible pathways and needed resource commitments. The plan should be published at reasonable expense, excluding confidential information.
SUPPORTING STATEMENT: In developing and implementing the report, we recommend considering, at management’s discretion:
•Providing forward-looking, near-term, and quantitative strategies, metrics, and milestones for achieving the Company's GHG emissions reduction targets;
•Considering guidance by advisory groups such as the Transition Plan Taskforce and Task Force for Climate-Related Financial Disclosures; and
•Publishing updates on an annual basis to detail any progress or setbacks.

Board of Directors Response
The Board has carefully reviewed and considered the stockholder’s proposal and has determined that it is unnecessary and not in the best interest of the Company’s stockholders for the reasons set forth below.
In 2021, we announced an emissions reduction strategy with goals to transition all energy use in owned and operated facilities to 100% renewable sources by 2030, reduce absolute scope 1, 2, and 3 greenhouse gas (GHG) emissions by 30% by 2030 and achieve a net zero GHG emissions commitment by 2050. Our 2030 emissions goal was validated by the Science Based Targets initiative (SBTi). However, as our sustainability and business strategies have continued to evolve and we face new challenges and opportunities, we believe it is important to reassess our GHG emissions reduction strategy and goals. Accordingly, in May of this year, we announced that we will not pursue SBTi re-validation or validation of these emissions goals or a net zero emissions commitment at this time.
As we reassess our GHG emissions reduction strategy and goals, we are focused on continuing to improve our GHG emissions data collection and analysis, which will inform our reassessment of our GHG emissions reduction strategy and allow us to comply with emerging disclosure regulations in the United States and the European Union. To that end, we recently invested in and implemented a new GHG emissions accounting platform and have continued to work with third-party consultants on our GHG accounting practices and calculation methods. This will enable us to better respond to the interests of our stockholders, customers, consumers and other stakeholders.
In addition, we are actively monitoring, reviewing and preparing for evolving climate-related disclosure regulations as they emerge from multiple jurisdictions. We intend to comply with these applicable disclosure requirements on the timeframes set forth under the applicable laws and regulations. These emerging disclosure regulations are complex and vary in their expectations for GHG emissions and climate-related reporting and continue to be subject to change in the near term.
We believe that our current GHG emissions and climate-related priorities enable us to allocate capital and resources efficiently, while positioning us to refine our GHG emissions reduction efforts mindful of varied stakeholder interests and evolving regulatory requirements. Accordingly, the Board believes the actions requested by this proposal are premature and not the most effective use of Company resources at this time.
At Under Armour, we are guided by our five core values: ‘Love Athletes’, ‘Celebrate the Wins,’ ‘Stand for Equality,’ ‘Act Sustainably,’ and ‘Fight on Together.’ As we embrace our ‘Act Sustainably’ value, we responsibly navigate the business and environmental challenges facing our industry and planet. Our approach to sustainability challenges is centered around innovation, a core tenet of our brand. Our innovation journey started in 1996 with a shirt designed to wick away sweat. This year, we launched Under Armour x UNLESS, a groundbreaking regenerative sportswear collection aimed to foster a transformative shift in the sportswear industry. In late 2024, we moved into our new global headquarters in the Baltimore Peninsula, which includes a newly constructed building designed to qualify for Leadership in Energy and Environmental Design (LEED) platinum certification, WELL Building Standard certification and International Living Future Institute net-zero energy certification with sustainable features such as mass timber construction, solar rooftops and canopies, rainwater harvesting and geothermal heating and cooling. While our commitment to our core values and to continuously innovating and improving how we conduct our business is unwavering, our game plan remains flexible. We ask our stockholders for support as we reassess our GHG emissions reduction strategy.
Board Recommendation
The Board of Directors recommends that you vote “AGAINST” this proposal.

STOCKHOLDER PROPOSALS
Our current Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at our 2026 Annual Meeting, or for a stockholder to propose business for consideration at that meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Under Armour, Inc., at the company’s principal executive office, not less than 120 days and no more than 150 days prior to the first anniversary of the date of mailing the notice for the preceding year’s annual meeting. Therefore, a stockholder nomination or proposal intended to be considered at the 2026 Annual Meeting must be received by the Secretary after January 28, 2026, and no later than February 27, 2026.
In order for a stockholder to give timely notice for nominations for directors for inclusion on a universal proxy card in connection with our 2026 Annual Meeting, notice must be submitted by the same deadline as specified under the advance notice provisions of our Bylaws, and the stockholder must otherwise comply with Rule 14a-19(b) of the Exchange Act.
If a stockholder wishes to have their proposal considered for inclusion in the 2026 Proxy Statement pursuant to SEC Rule 14a-8, the Secretary of Under Armour, Inc. must receive it no later than February 27, 2026.
However, if we delay or advance mailing notice of the 2026 Annual Meeting of Stockholders by more than 30 days from the date of the first anniversary of the 2025 notice mailing, then such stockholder notice of nomination or proposal must be delivered to the Secretary of Under Armour not less than 120 days nor more than 150 days prior to the date of mailing of the notice for the 2026 Annual Meeting (or by the tenth day following the day on which we disclose the mailing date of notice for the 2026 Annual Meeting, if that date is later).
Stockholder proposals and director nominations to be included in our Proxy Statement must comply with our Bylaws, as well as applicable SEC rules (including SEC Rule 14a-8; see also Staff Legal Bulletin 14, which may be found at www.sec.gov).

Appendix A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This Proxy Statement refers to “currency neutral net revenue” and “adjusted operating income,” which are considered non-GAAP financial measures, as defined by SEC Regulation G. We have provided below a reconciliation of each measure to the most directly comparable financial measure calculated in accordance with GAAP. We believe these non-GAAP financial measures may be useful in evaluating our financial information and comparing year-over-year performance, and we have incorporated this measure into certain of our executive compensation programs. However, these measures should not be considered in isolation and should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In addition, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.
For purposes of this Proxy Statement, we define currency neutral net revenue as our reported net revenues, adjusted to exclude the impact of changes in foreign currency exchange rates as compared with the foreign currency exchange rates used in our initial annual operating plan. The following table provides a numerical reconciliation of currency neutral net revenue to net revenues (in millions):

Year Ended March 31, 2025
Net revenues (GAAP)	$5,164
Add: Foreign exchange losses	30
Currency neutral net revenue (Non-GAAP)	$5,194
For purposes of this Proxy Statement, we define adjusted operating income as our reported income from operations, adjusted to exclude the impact of certain specified items for purposes of evaluating performance against compensation targets, including, as applicable, the expense associated with the annual cash incentive awards, the impact of certain goodwill impairment charges, restructuring and other related charges, certain litigation related expenses, certain severance related expenses, changes in foreign currency exchange rates as compared with the foreign currency exchange rates used in our initial annual operating plan and charges related to the write-down of our accounts receivable asset due to customer bankruptcies. The following table provides a numerical reconciliation of adjusted operating income to income from operations (in millions):

	Year Ended March 31, 2025	Year Ended March 31, 2024	Year Ended March 31, 2023	Three Months Ended March 31, 2022 (Transition Period)	Year Ended December 31, 2021	Year Ended December 31, 2020
Income (loss) from operations (GAAP)(1)	$(185)	$230	$264	$(49)	$475	$(621)
Add: Impact of Restructuring and related charges	89	—	—	57	41	614
Add: Other impairment charges	28			—	—	—
Add: Foreign exchange losses	9	7	13	—	—	—
Add: Charges related to the write-down of accounts receivable due to customer bankruptcies	—	—	6	—	—	—
Add: Litigation related expenses	271	83	27	—	—	—
Add: Severance related expenses	—	4	—	—	—	—
Add: Annual Cash Incentive Award Expense	—	28	—	—		—
Add: Other Adjustments	—	—	—	—	2	—
Adjusted operating income (loss) (Non-GAAP)	$212	$351	$310	$8	$518	$(7)
(1)    As previously disclosed, during Fiscal 2024, we identified and corrected certain accounting errors primarily related to cost of goods sold and selling, general and administrative expenses on the Consolidated Statement of Operations, as well as corresponding impacts to our other Consolidated Financial Statements. The impacts of these revisions were not material to our previously filed financial statements. Information presented in the tables above for the year ended March 31, 2023 have been revised to reflect these corrections. See Note 1 of the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 for additional information.
A-1

UNDER ARMOUR, INC.
ATTN: CORPORATE SECRETARY
101 PERFORMANCE DRIVE
BALTIMORE, MARYLAND 21230

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Many stockholder meetings have attendance requirements including, but not limited to, proof of record ownership as of the record date or a proxy form from a record holder as of the record date. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76177-P34425

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNDER ARMOUR, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Douglas E. Coltharp
02) Jerri L. DeVard
03) Mohamed A. El-Erian
04) Carolyn N. Everson
05) Dawn N. Fitzpatrick
06) David W. Gibbs
07) Eric T. Olson
08) Kevin A. Plank
09) Eugene D. Smith
10) Robert J. Sweeney
11) Patrick W. Whitesell

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the "Executive Compensation" section of the proxy statement, including the Compensation Discussion and Analysis and tables.	☐	☐	☐
3. Ratification of appointment of independent registered public accounting firm for the fiscal year ending March 31, 2026.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Under Armour, Inc.'s Fiscal Year 2025 Annual Report are available at www.proxyvote.com.

V76178-P34425

UNDER ARMOUR, INC.
Annual Meeting of Stockholders
September 3, 2025 1:00 PM Eastern Time
This proxy is solicited by the Board of Directors

CLASS A COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and Mehri F. Shadman, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class A Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour, Inc. to be held on Wednesday, September 3, 2025, at 1:00 PM Eastern Time, at our Company's office at 2601 Port Covington Drive, Baltimore, MD 21230, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted "FOR" all Nominees under Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "AGAINST" Proposal 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side

UNDER ARMOUR, INC.
ATTN: CORPORATE SECRETARY
101 PERFORMANCE DRIVE
BALTIMORE, MARYLAND 21230

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Many stockholder meetings have attendance requirements including, but not limited to, proof of record ownership as of the record date or a proxy form from a record holder as of the record date. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76179-P34425

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNDER ARMOUR, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Douglas E. Coltharp
02) Jerri L. DeVard
03) Mohamed A. El-Erian
04) Carolyn N. Everson
05) Dawn N. Fitzpatrick
06) David W. Gibbs
07) Eric T. Olson
08) Kevin A. Plank
09) Eugene D. Smith
10) Robert J. Sweeney
11) Patrick W. Whitesell

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. To approve, by a non-binding advisory vote, the compensation of executives as disclosed in the "Executive Compensation" section of the proxy statement, including the Compensation Discussion and Analysis and tables.	☐	☐	☐
3. Ratification of appointment of independent registered public accounting firm for the fiscal year ending March 31, 2026.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Under Armour, Inc.'s Fiscal Year 2025 Annual Report are available at www.proxyvote.com.

V76180-P34425

UNDER ARMOUR, INC.
Annual Meeting of Stockholders
September 3, 2025 1:00 PM Eastern Time
This proxy is solicited by the Board of Directors

CLASS B COMMON STOCK

The undersigned hereby appoints Kevin A. Plank and Mehri F. Shadman, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Class B Common Stock of Under Armour, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Under Armour, Inc. to be held on Wednesday, September 3, 2025, at 1:00 PM Eastern Time, at our Company's office at 2601 Port Covington Drive, Baltimore, MD 21230, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

This proxy will be voted as directed. If no direction is made, this proxy will be voted "FOR" all Nominees under Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "AGAINST" Proposal 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side